Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158282

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Convertible Senior Notes due 2014	$190,000,000	100%	$190,000,000	$10,602
Common Stock, par value $0.125 per share	(2)			(3)

(1)	Includes Convertible Senior Notes due 2014 that may be purchased by the underwriters pursuant to their option to purchase additional Convertible Senior Notes due 2014 to cover overallotments. The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the “Securities Act”).
(2)	An indeterminate number of shares of Common Stock may be issued from time to time upon conversion of the Convertible Senior Notes due 2014.
(3)	No additional consideration will be received for the Common Stock issuable upon conversion of the Convertible Senior Notes due 2014. No additional registration fee is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 30, 2009)

$175,000,000

Teradyne, Inc.

4.50% Convertible Senior Notes due 2014

We are offering $175,000,000 aggregate principal amount of our 4.50% Convertible Senior Notes due 2014 (the “notes”). We will pay interest on the notes on March 15 and September 15 of each year, beginning on September 15, 2009, to the holders of record at the close of business on the preceding March 1 and September 1, respectively. The notes will mature on March 15, 2014.

You may convert the notes prior to the close of business on the business day immediately preceding December 15, 2013 under the following circumstances: (1) during any calendar quarter beginning after the calendar quarter ending March 31, 2009, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined herein) per $1,000 in principal amount of the notes for each day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined herein) of our common stock and the applicable conversion rate for the notes for such date; or (3) upon the occurrence of certain specified corporate transactions described in this prospectus supplement. In addition, you may convert your notes beginning on December 15, 2013 and ending on the second scheduled trading day immediately preceding the maturity date of the notes without regard to the foregoing circumstances.

The initial conversion rate for the notes will be 182.6484 shares of common stock per $1,000 in principal amount of notes, equivalent to a conversion price of approximately $5.4750 per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “fundamental change” (as defined herein) occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change.

In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of the notes, we may elect to settle conversions entirely in cash or by net share settlement. If we elect to settle notes tendered for conversion entirely in cash, we will deliver cash based on a “daily conversion value” (as defined herein) calculated on a proportionate basis for each “VWAP trading day” (as defined herein) of the relevant 25 VWAP trading day observation period, all as described herein. If we elect to settle notes tendered for conversion by net share settlement, we will pay cash equal to the sum of the “principal portion” (as defined herein) of each note tendered for conversion, and settle the remainder, if applicable, in cash or shares of our common stock, in each case, based on the “daily settlement amount” (as defined herein), all as described herein. In addition, at any time on or prior to the 60th “scheduled trading day” (as defined herein) preceding the maturity date of the notes, we may irrevocably elect to settle notes tendered for conversion by net share settlement, as described herein. This irrevocable net share settlement election is in our sole discretion and does not require the consent of holders of the notes.

We may not redeem the notes prior to their stated maturity date. You have the option, subject to certain conditions, to require us to repurchase any notes held by you in the event of a “fundamental change,” as described in this prospectus supplement, at a price equal to 100% of the principal amount of the notes plus accrued interest to the date of repurchase.

The notes will be issued in multiples of $1,000. The notes will be evidenced by a global note deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus supplement, beneficial interests in the global note will be shown on, and transfers thereon will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. On March 31, 2009, the last reported sale price for the common stock on the New York Stock Exchange was $4.38 per share. The common stock is listed under the symbol “TER”.

See “Risk Factors” beginning on page S-23 to read about important factors you should consider before buying the notes.

	Per Note	Total
Public offering price	100%	$175,000,000
Underwriting discount	2.75%	$4,812,500
Proceeds, before expenses, to us	97.25%	$170,187,500

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, expected to be April 6, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

To the extent that the underwriters sell more than $175,000,000 in principal amount of notes, we have granted the underwriters an option to purchase up to an additional $15,000,000 in principal amount of notes from Teradyne, Inc. at the offering price less the underwriting discount.

The notes will be ready for delivery in book entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about April 6, 2009.

Goldman, Sachs & Co.	Merrill Lynch & Co.

The date of this prospectus supplement is March 31, 2009

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we provide to you. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have materially changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which provides more general information. To the extent that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus and you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

Except as the context otherwise requires, or as otherwise specified or used in this prospectus, the terms “we,” “our,” “us,” “the Company,” and “Teradyne” refer to Teradyne, Inc. and its subsidiaries. References in this prospectus to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America.

The distribution of this prospectus and the offering and sale of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus should inform themselves about and observe any such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus before making your investment decision.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.teradyne.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Because our common stock is listed on the New York Stock Exchange, you may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we filed with the SEC. Whenever a reference is made in this prospectus to any contract or other document of Teradyne, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

The SEC allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is deemed to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is contained directly in this prospectus. This prospectus incorporates by reference the documents listed below that Teradyne has previously filed with the SEC and that are not delivered with this prospectus. These documents contain important information about Teradyne and its financial condition.

Teradyne SEC Filings (File No. 001-06462)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2008

Definitive Proxy Statement	Filed with the SEC on April 11, 2008

Current Reports on Form 8-K	Filed with the SEC on January 6, 2009, January 29, 2009 (excluding Item 2.02 and Exhibit 99.1), January 30, 2009 (amendment to the Current Report on Form 8-K dated November 14, 2008) (excluding Exhibits 99.1 and 99.2) and March 11, 2009

The description of Teradyne common stock as set forth in its Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description	Filed with the SEC on September 14, 1970

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All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K), between the date of this prospectus supplement and the accompanying prospectus and the termination of the offering shall also be deemed to be incorporated herein by reference. Any statement contained in any document incorporated or deemed to be incorporated by reference herein or in the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Teradyne, Inc.

600 Riverpark Drive

North Reading, Massachusetts 01864

Telephone: (978) 370-2700

Attn: Investor Relations

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such document.

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FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Any statements contained or incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “plans,” “intends,” “expects,” “estimates,” “predicts,” “projects,” “anticipates,” “seeks,” “would,” “could,” “will,” “likely,” “goals” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Our future results may differ materially from our past results and from those projected in the forward-looking statements due to various uncertainties and risks. Factors that could affect our future operating results and cause actual results to vary materially from the forward-looking statements made or incorporated by reference in this prospectus or that might cause us to modify our plans or objectives include, but are not limited to:

•	the severity and duration of the current economic and financial conditions;

•	delays or further reductions in electronics and technology spending as a result of the worldwide economic slowdown or otherwise;

•	the highly cyclical nature of the markets we operate in and serve;

•

adverse impact of our expense control measures which could decrease our ability to address a rapid increase in customer demand, decrease our talent pool and decrease our ability to timely implement improvements in our products;

•	inability to develop new products which meet our customer needs;

•	delays in new product introductions;

•	rapid technological changes;

•	the uncertainty of customer acceptance of new products, delays in or lack of customer acceptance of new products;

•

risks associated with acquisitions, including the challenges and costs of integration, restructuring and achieving anticipated synergies in the timeframe anticipated or at all, such as the ability to realize synergies and cost savings from the integration of Nextest Systems Corporation (“Nextest”) and Eagle Test Systems, Inc. (“Eagle Test”) with Teradyne’s existing operations;

•

risks associated with reliance on our suppliers and outsourced service providers, including but not limited to their ability to meet performance, quality and delivery requirements domestically and internationally;

•	risks associated with operating internationally, including currency fluctuations;

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•

competitive factors, including but not limited to downward pricing pressures, new product introductions, decreasing component costs, increased outsourcing to lower cost regions, component and product quality and availability;

•	ability to attract and retain key employees;

•	ability to successfully implement cost control measures;

•	acts of war or terrorism or the threats of either;

•	risks associated with this offering, including our ability to fulfill our obligations, repurchase the notes upon designated events or repay amounts owed upon conversion; and

•

risks associated with our intellectual property, including potential third party claims against us, the infringement by others of our intellectual property rights and the cost to us of defending such rights and international rules that may afford less protection to our intellectual property rights than the laws of the United States.

Other factors that may cause our actual results to differ from the forward-looking statements contained herein and that may affect our prospects in general are included under the heading “Risk Factors” in this prospectus supplement and in our filings with the SEC.

We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect events or developments after the date of this prospectus supplement.

TRADEMARKS

Teradyne, FLEX, OpenFLEX, J750, J750Ex, IG-XL, IP 750 Image Sensor, Nextest, Test Station, Spectrum, SafeTest, Xstation, ClearVue, VCATS, GRADE-X, Eagle Test Systems and SmartPin are registered trademarks or trademarks of Teradyne, including its subsidiaries. Other trademarks referred to in this prospectus supplement are either registered trademarks or trademarks of their respective owners.

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SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before purchasing any notes, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus. You should carefully consider all of the information contained in and incorporated by reference in this prospectus supplement, including the information set forth under the heading “Risk Factors,” all financial statements and the notes to the financial statements, included elsewhere or incorporated by reference in this prospectus supplement, before deciding to invest in the notes. In this prospectus supplement, unless the context otherwise requires, (i) “Teradyne,” “we,” “us” or “our” refer to Teradyne, Inc. and its subsidiaries, and (ii) the “Financing” refers to the issuance of the notes offered hereby, Teradyne’s entry into the convertible note hedge and warrant transactions as described under the heading “Description of Convertible Note Hedge and Warrant Transactions” and the use of the proceeds therefrom.

Our Business

We are a leading global supplier of automatic test equipment. Our automatic test equipment products and services include:

•	semiconductor test (“Semiconductor Test”) systems;

•

military/aerospace test (“Mil/Aero”) instrumentation and systems, circuit-board test and inspection (“Commercial Board Test”) systems and automotive diagnostic and test (“Diagnostic Solutions”) systems; collectively these products represent “Systems Test Group”.

On November 14, 2008, we completed our acquisition of Eagle Test of Buffalo Grove, Illinois for a purchase price of $259.9 million, net of cash and marketable securities acquired and including the fair value of fully vested employee equity instruments and transaction costs. Eagle Test designs, manufactures, sells and services high-performance automated test equipment for the semiconductor industry. Eagle Test’s customers include semiconductor manufacturers and assembly and test subcontractors primarily in the low pin count analog/mixed signal discrete markets that cover more cost sensitive applications. Customers use Eagle Test products to test analog, mixed-signal and radio frequency semiconductors. Eagle Test’s proprietary SmartPinTM technology enables multiple semiconductor devices to be tested simultaneously, or in parallel, on an individual test system, permitting greater test throughput. Semiconductors tested by Eagle Test’s systems are incorporated into a wide range of products in historically high-growth markets, including digital cameras, MP3 players, cellular telephones, video/multimedia products, automotive electronics, computer peripherals, and notebook and desktop computers. Eagle Test is included within our Semiconductor Test segment.

On January 24, 2008, we completed our acquisition of Nextest of San Jose, California for a purchase price of $311.3 million, net of the cash and marketable securities acquired and including the fair value of fully vested employee equity instruments and transaction costs. Nextest designs, develops, manufactures, sells and services low-cost, high throughput automated test equipment systems for the semiconductor industry. Nextest competes in the flash memory, flash card and flash memory based system-on-chip markets. Nextest’s products are used to test integrated circuits such as microcontrollers, image sensors, smart cards and field programmable logic devices. Nextest is included within our Semiconductor Test segment.

On August 1, 2007, we completed the sale of our broadband test products business (“Broadband Test Division”) that provided test systems for testing lines and qualifying lines for digital subscriber line telephone networks to Tollgrade Communications, Inc.

On November 30, 2005, we completed the sale of substantially all of the assets and certain of the liabilities of our interconnection systems products business (“Connection Systems”) that designed and manufactured backplane systems, printed circuit boards and high-speed, high-density connectors to Amphenol Corporation.

Semiconductor Test

We design, manufacture, sell and support Semiconductor Test products and services on a worldwide basis. The test systems we provide are used both for wafer level and device package testing. These chips are used in automotive, communications, consumer, computer and electronic game applications, among others. Semiconductor devices span a broad range of functionality, from very simple low-cost devices such as appliance microcontrollers, operational amplifiers or voltage regulators to complex digital signal processors, microprocessors, high-density as well as high speed memory devices. Semiconductor Test products and services are sold to Integrated Device Manufacturers (“IDMs”) that integrate the fabrication of silicon wafers into their business, “Fabless” companies that outsource the manufacturing of silicon wafers, “Foundries” that cater to the processing and manufacturing of silicon wafers, and outsourced semiconductor assembly and test companies (“OSATs”) that provide test and assembly services for the final packaged devices to both Fabless companies and IDMs. Fabless companies perform the design of integrated circuits without manufacturing capabilities, and use Foundries for wafer manufacturing and OSATs for test and assembly. These customers obtain the overall benefit of both comprehensively testing devices and reducing the total costs associated with testing by using our Semiconductor Test systems to:

•	improve and control product quality;

•	measure and improve product performance;

•	reduce time to market; and

•	increase production yields.

Our FLEX Test Platform Architecture advances our core technologies to produce test equipment that is designed for high efficiency multi-site testing. Multi-site testing involves the simultaneous testing of many devices and functions in parallel. Leading semiconductor manufacturers are using multi-site testing to significantly improve their “Cost of Test” economics. The FLEX Test Platform architecture addresses customer requirements through the following key capabilities:

1)	A high efficiency multi-site architecture that eliminates tester overhead such as instrument setup, synchronization and data movement, and signal processing;

2)	The IG-XL™ software operating system which provides fast program development, including instant conversion from single to multi-site test; and

3)	Broad technology coverage by instruments designed to cover the range of test parameters, coupled with a Universal Slot test head design that allows easy test system reconfiguration to address changing test needs.

FLEX Test Platform purchases are being made by IDMs, OSATs and Fabless customers. The FLEX Test Platform has become a widely used test solution at OSATs and test houses by providing versatile testers that can handle the widest range of devices, allowing OSATs to leverage their capital investments. The broad consumer, automotive and broadband markets have historically driven most of the device volume growth in the semiconductor industry. These markets include cell phones, set top boxes, HDTVs, game controllers, computer graphics, and automotive controllers to name a few. These end use markets are continuing to be drivers for the FLEX Test Platform family of products because they require a wide range of technologies and instrument coverage. The FLEX Test Platform has an installed base of approximately 2,000 customer systems to date and it continues to grow.

Our J750™ test system shares the IG-XL software environment with the family of FLEX Test Platform systems. The J750 is designed to address the highest volume semiconductor devices such as microcontrollers that are central to the functionality of almost every consumer electronics product, from small appliances to automotive engine controllers. J750 test systems combine compact packaging, high throughput and ease of production test. These benefits are possible due to the high level of integration in the design. A single circuit board in the J750 test system provides up to 64 digital input/output channels. We extended the J750 platform technology to create the IP750 Image Sensor™ test system. The IP750 is focused on testing image sensor devices used in digital cameras and other imaging products. The J750 platform has an installed base of approximately 2,900 systems and it continues to grow.

We have continued to invest in the J750 platform with a set of J750Ex™ instrumentation that was released in 2007, with additional instrument releases in 2008. These instruments are bringing new capabilities to existing market segments and expanding the J750 platform to critical new devices that include high end microcontrollers, LCD drivers, and the latest generation of cameras. These new J750Ex instruments are designed to be compatible with our customers’ existing hardware and software investments and deliver industry-leading parallel test economics while providing customers with flexibility to address next generation functional requirements.

Our acquisition of Nextest in January of 2008 expanded our product offerings to include the Magnum test platform. The Magnum products address the requirements of mass production test of memory devices such as flash memory and dynamic random access memory (DRAM). Flash and DRAM memory are widely used core building blocks in modern electronic products finding wide application in consumer, industrial, and computing equipment. Magnum II is the newest member of the family. With test rates up to 800 megabits per second and a versatile architecture designed for maximal throughput, Magnum II tests both flash and DRAM devices, an important advantage for large memory producers that manufacture both types of memory. The Magnum platform has an installed base of over 650 systems and it continues to grow.

Our acquisition of Eagle Test in November of 2008 expanded our product offerings to include the ETS platform. The ETS platform is used by semiconductor manufacturers and assembly and test subcontractors, primarily in the low pin count analog/mixed signal discrete markets that cover more cost sensitive applications. Eagle Test’s proprietary SmartPin™ technology enables multiple semiconductor devices to be tested simultaneously, or in parallel, on an individual test system, permitting greater test throughput. Semiconductors tested by Eagle Test’s systems are incorporated into a wide range of products in historically high-growth markets, including digital cameras, MP3 players, cellular telephones, video/multimedia products, automotive electronics, computer peripherals, and notebook and desktop computers. The ETS platform has an installed base of over 1,800 systems and it continues to grow.

Systems Test Group

Our Systems Test Group segment is comprised of 3 business units: Mil/Aero, Commercial Board Test and Diagnostic Solutions.

Mil/Aero Test

Our expertise in the test and diagnosis of printed circuit boards (“PCB”) and subsystems has proven to be essential in supporting the ever-demanding military, defense and aerospace markets. Our test solutions for these markets include high-performance systems, instruments and software solutions that manufacturers and repair depots depend on to ensure the readiness of commercial and military electronic systems.

New programs from tactical aircraft to missile systems, as well as widespread enhancement programs, continue to fuel the demand for high performance test systems. We are a leading provider of test instrumentation and systems with performance well suited to the demands of military/aerospace electronics manufacturers and repair depots worldwide. Success in this market is illustrated by our penetration into major Department of Defense programs across all U.S. military service branches and many allied military services worldwide.

Commercial Board Test

We also produce a variety of test and inspection systems sold to many of the industry’s leading PCB original equipment manufacturers (“OEMs”) and subcontract manufacturers (“Subcons”) around the world. Because today’s PCBs and electronic assemblies handle more functionality than ever before, they contain highly integrated circuits and more complex components that operate faster, use lower voltages and are more susceptible to assembly problems. Our assembly test and inspection systems combine the advanced diagnostic hardware and operating software needed to ensure product quality, sustain high manufacturing yield, verify functional operation, diagnose faults and effectively reduce manufacturing costs. Our products are sold to the electronics manufacturers of cell phones, servers, computers, Internet switches, automobiles and military avionics systems worldwide.

In-Circuit Test Systems

We manufacture in-circuit test (“ICT”) systems that are used to assess electrical interconnections, verify interoperation and find faulty circuits aboard fully assembled and soldered PCBs. Fast, accurate and cost-effective diagnostic capabilities are hallmark features of our ICT systems, including the TestStation™ and Spectrum™ product families used in a variety of in-line, high-volume PCB test applications. These systems are also used in sample test environments for prototype testing and early-stage PCB design and development. Supporting technologies such as our patented SafeTest™ technology allow TestStation users to safely troubleshoot the low-voltage components and interconnects commonly found in battery-powered portable consumer electronics and low-power commercial equipment. In addition to standard ICT equipment, we offer combinational test platforms and handler-ready in-line test systems for high-volume board manufacturing.

Imaging Inspection Systems

We manufacture automated x-ray inspection machines that are used to test PCB assemblies. These machines use patented technologies to quickly and automatically inspect the solder joints of the components on the board. Using x-rays allows our XStation™ MX to inspect joints that are on either side of the PCB assembly, or that are hidden by the component packages themselves. The XStation MX uses ClearVue™, a patented three-dimensional X-Ray imaging technique, to more accurately detect subtle defects and manufacturing flaws, even as board complexities grow.

Diagnostic Solutions

We provide electronic test and diagnostic systems to the automotive OEMs and their major subcontractors. The systems are used throughout the vehicle’s lifecycle from design through manufacture to after sale service and consist of highly integrated software and hardware components. As the number and complexity of electronic systems and embedded software proliferate in vehicles, the ability to manufacture and service those vehicles becomes increasingly dependent on electronic diagnostic equipment. Our Diagnostic Solutions’ products fall into two categories: OEM Service Diagnostics and Vehicle Configuration and Test Solutions.

OEM Service Diagnostics

OEM dealer service technicians use our systems to find faults in vehicles in use by their customers, and to reduce OEM warranty costs. Historically, the focus has been on fixing faults in the service bay, but is now growing to include the programming of vehicle software.

Vehicle Configuration and Test Solutions

Our VCATS™ products are used on automotive and major automotive subassembly production lines. These products connect to the vehicle to test and program or “configure” the electronic systems on vehicles. These vehicle electronic systems include engine control modules and subsystems such as braking, navigation and climate control. Our VCATS products are also able to link to an OEM’s manufacturing control system in order to provide statistical quality reports to operators and management.

Both VCATS and OEM Service Diagnostics products utilize our GRADE-X™ authoring software enabling the manufacturing and service phases of vehicle development. Diagnostics for electronic modules and systems used on vehicles of our customers can be developed and written using the GRADE-X authoring software. The actual diagnosis of a customer’s vehicle occurs in the OEM dealer’s service bay utilizing a runtime portion of the software to facilitate the service and repair of the vehicle.

Risk Factors

Our business is subject to numerous risks. See “Risk Factors” in this prospectus supplement. In particular, our business would be adversely affected if:

•	further deterioration in financial markets reduces customer purchases of our products and increases the risk of excess and obsolete inventories;

•	the measures we have taken to address slowdowns in the market for our products impair our ability to operate effectively;

•	increased competitive pressure negatively impacts our market share or leads to intensified price based competition;

•	we fail to develop new technologies to adapt to our customers’ needs;

•	suppliers do not meet product or delivery requirements; or

•	we are unable to fully realize the benefits of past or future acquisitions.

Our Industry

Semiconductor devices, known as “integrated circuits,” or ICs, are at the foundation of electronic products. In 2008, an industry source estimated the total market for electronic products to be $1.6 trillion. The manufacturing and design processes of ICs are complex and capital-intensive. Capital equipment is used in the manufacturing, assembling, and testing of these devices. Testing of IC devices occurs at the front-end and back-end of the manufacturing process. Automatic Test Equipment (ATE) plays a critical role in the semiconductor production process because testing ensures fabrication of these devices at maximum density and performance. According to an industry source, the total ATE market size ranged from $3.4 billion to $5.2 billion per year between 2003 and 2008. In our view, growth in IC units is the best indicator of future demand for semiconductor equipment. An industry source forecasts the total number of IC units produced to decline 7.6 percent in 2009 but to grow at a compound annual growth rate of 9.8 percent between 2009 and 2012.

The rapid adoption of next generation electronic products by end-users has driven IC companies to continue to evolve IC technology in recent years. As a result, test equipment, such as equipment to test System-on-Chip (SOC) and Memory Devices, has become more sophisticated in order to test higher performance and more complex devices. According to an industry source, the markets for SOC and Memory test equipment were $187 billion and $50 billion in 2008, respectively.

Recent Developments

Revised 2009 First Quarter Guidance and Announcement of Further Cost Reductions

On March 23, 2009, we announced that we revised our guidance for the quarter ending April 5, 2009, and are taking steps to further reduce costs, reflecting the continued deterioration in the semiconductor equipment market.

We now project that in the first quarter of 2009, our sales will be between $115 and $120 million and our net loss per share will be between $.42 and $.40 on a non-GAAP basis. Non-GAAP earnings per share guidance excludes special items, such as restructuring charges as well as acquired intangible asset amortization. We currently project that our sales in the second quarter of 2009 will be about flat with the first quarter.

Non-GAAP Guidance

In addition to disclosing financial measures in accordance with GAAP, we also disclose non-GAAP financial measures that exclude certain income items and charges. These financial measures are provided as a complement to financial measures provided in accordance with GAAP. We provide non-GAAP financial measures in order to better assess and reflect operating performance. Management believes the non-GAAP measures help indicate our baseline performance before gains, losses or other charges that may not be indicative of our current core business or future outlook. We believe these non-GAAP measures will aid investors’ overall understanding of its results by providing a higher degree of transparency for certain expenses and providing a level of disclosure that will help investors understand how we plan and measure our business.

Our loss per share guidance for the first quarter of 2009 is only provided on a non-GAAP basis due to the difficulty in forecasting and quantifying the amounts that would be required to be included in the comparable GAAP measure for all restructuring and other charges, net. Although we expect certain known charges in the first quarter, including approximately $25 million of estimated severance charges, other additional restructuring charges are dependent on unknown factors and future events which make it difficult to forecast and quantify such amounts. The presentation of non-GAAP measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

Model Cost Structure

Based on our 2008 model cost structure after taking into account reductions management expected to achieve, we would have needed to generate approximately $250 million of quarterly revenues before achieving any non-GAAP operating profit, which we define as income from operations excluding amortization from acquired intangible assets and other charges and other items such as restructuring charges and asset impairments, or approximately $215 million of quarterly revenues before achieving any EBITDA (as defined). Under this model cost structure, in order to achieve a 15% non-GAAP operating profit margin (as defined), which we target, we would need to generate approximately $345 million of quarterly revenues. Due to the challenging economic climate, we initiated cost savings plans in 2008, which, if achieved, would have the impact of lowering the amount of revenues needed to achieve our target non-GAAP operating profit margin (as defined) of 15%. We are targeting to achieve approximately $160 million of cost reductions (including $18 million associated with an annualized estimate of inventory writedowns that we do not anticipate having to take in the future) by the end of the third quarter 2009, and assuming those cost savings are achieved, we would need to generate approximately $195 million of quarterly revenues before achieving any non-GAAP operating profit (as defined) or $155 million of quarterly revenues before we could achieve any EBITDA (as defined). Assuming we achieve our new model cost structure, we believe we would need to generate approximately $270 million of quarterly revenues to achieve a 15% non-GAAP operating profit margin (as defined). In addition to the anticipated $160 million of announced cost reductions, a majority of which relate to actions already taken, we have identified temporary cost savings measures, such as salary reductions, lowering variable employee compensation and eliminating merit pay increases, which we expect to result in $30 million of cost reductions in 2009. Assuming those additional cost savings, we would expect to need to generate approximately $185 million of quarterly revenues before we could achieve any non-GAAP operating profit (as defined) or $145 million of quarterly revenues before we could achieve any EBITDA (as defined). Assuming all the anticipated cost savings are achieved, we believe we would need approximately $255 million of quarterly revenues to achieve a 15% non-GAAP operating profit margin. Although our management believes the estimates and assumptions associated with the foregoing information are reasonable, investors should not place undue reliance on the foregoing information as actual results may vary significantly. See “Risk Factors—Risks Related to Our Business—The calculations of (i) our model cost structure, (ii) the revenues we need to achieve any non-GAAP operating profit (as defined), any EBITDA (as defined) or certain non-GAAP operating profit margins (as defined), and (iii) the impact of expected cost reductions on the revenues needed to achieve any non-GAAP operating profit (as defined), any EBITDA (as defined) or certain non-GAAP operating profit margins (as defined) all require certain assumptions and estimates that may differ materially from our actual revenues and other results and the actual impact of our cost reductions on our non-GAAP operating profit (as defined), EBITDA (as defined) and non-GAAP operating profit margins (as defined).”

GAAP to Non-GAAP Reconciliation

EBITDA, operating profit and operating profit margin are considered “non-GAAP financial measures” under the rules and regulations of the SEC. We define (i) “EBITDA” as (loss) income from operations before depreciation, amortization and equity compensation, and further adjusted to exclude other items such as restructuring charges and asset impairments as described in the reconciliation from (loss) income from operations, (ii) “operating profit” as income from operations excluding amortization from acquired intangible assets and other charges and other items such as restructuring charges and asset impairments as described in the reconciliation from (loss) income from operations, and (iii) “operating profit margin” as non-GAAP operating profit as a percentage of revenues. Management uses EBITDA, operating profit and operating profit margin as performance metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions by providing a higher degree of transparency for certain expenses and describing how we plan and measure our own business. Management believes that these non-GAAP measures also help indicate our baseline performance before gains, losses or other charges that may not be indicative of our current core business. In addition to their use to monitor performance trends, EBITDA, operating profit and operating profit margin help management and investors to compare our performance with the performance of our peers.

EBITDA and operating profit do not represent net (loss) income, (loss) income from operations or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. EBITDA, operating profit and operating profit margin are not recognized measurements under GAAP, and investors should not consider EBITDA, operating profit and operating profit margin as substitutes for measures of our financial performance and liquidity as determined in accordance with GAAP, such as net (loss) income, (loss) income from continuing operations or net cash provided by operating activities. Because other companies may calculate EBITDA, operating profit and operating profit margin differently than we do, EBITDA, operating profit and operating profit margin may not be comparable to similarly titled measures reported by other companies. EBITDA has other limitations as an analytical tool, when compared to the use of (loss) income from operations, which is the most directly comparable GAAP financial measure, including:

•	EBITDA does not reflect any attribution of costs to our operations related to our acquisitions and capital expenditures through depreciation and acquired intangible asset amortization charges;

•	EBITDA does not reflect the cost of compensation we provide to our employees in the form of equity awards; and

•	EBITDA excludes certain expenses that we believe are not indicative of our current core business, but which others may believe are normal expenses for the operation of a business.

The following is a reconciliation of GAAP (loss) income from operations to operating profit and GAAP (loss) income from operations to EBITDA (amounts in millions, except percentages):

	For the Year ended December 31, 2008
	Teradyne As Reported	Eagle Adjustment for historical period January 1 to November 14, 2008	Nextest Adjustment for historical period December 30, 2007 to January 24, 2008	Teradyne Adjusted
Net Revenues	$1,107.0	$108.7	$9.7	$1,225.4

GAAP—(Loss) Income from Operations	(384.3)	7.9	(3.2)	(379.6)
Goodwill Impairment (1)	333.3	—	—	333.3
Restructuring and other, net (2)	62.8	11.9	5.7	80.4
Acquired intangible asset amortization	20.7	—	—	20.7
Nextest, Eagle Test inventory fair value adjustment reversal (3)	5.0	—	—	5.0
In-process research and development (4)	1.6	—	—	1.6
Inventory provision reversal (5)	(2.4)	—	—	(2.4)
Profit sharing adjustment (6)	(1.5)	—	—	(1.5)

Non GAAP Operating Profit	35.2	19.8	2.5	57.5

Operating profit margin	3.2%	18.2%	25.8%	4.7%

Depreciation—GAAP	71.3	3.8	0.2	75.3
Accelerated depreciation	12.0	—	—	12.0

Depreciation—Non-GAAP (7)	59.3	3.8	0.2	63.3

Amortization—GAAP	23.5	—	—	23.5
Acquired intangible asset amortization	20.7	—	—	20.7

Amortization—Non-GAAP (8)	2.8	—	—	2.8

Equity Compensation	22.3	1.2	0.2	23.7

EBITDA (non-GAAP)	$119.6	$24.8	$2.9	$147.3

As a % of net revenues	10.8%	22.8%	29.9%	12.0%

(1)

We experienced a worsening in our demand outlook during the fourth quarter of 2008. This sharp decline is not expected to recover in the near term. Consequently, this has led to an impairment of our goodwill of $333.3 million as of December 31, 2008.

(2)	Restructuring and other, net consists of (in millions):

Twelve Months Ended:
December 31, 2008
Employee severance	$24.1
Loss/(Gain) on sale of real estate	20.9
Facility related	16.4
Acquisition costs	0.8
Long-lived asset impairment	0.6

$62.8

(3)	Reversal of cost of revenues related to Nextest and Eagle Test purchase accounting inventory step-ups.
(4)	Reversal of in-process research and development charges related to the Eagle Test and Nextest acquisitions.
(5)	Reversal of previously written down inventory for non-FLEX products in the Semiconductor Test Division.
(6)	Charge for profit-sharing compensation had we achieved this non-GAAP operating profit.
(7)	Non-GAAP depreciation refers to GAAP depreciation excluding accelerated depreciation.
(8)	Non-GAAP amortization refers to GAAP amortization excluding acquired intangible asset amortization.

Company Information

We are a Massachusetts corporation incorporated on September 23, 1960. Our principal executive offices are located at 600 Riverpark Drive, North Reading, Massachusetts, 01864, and our telephone number is (978) 370-2700. Our website address is www.teradyne.com. We have not incorporated by reference into this prospectus supplement the information included on or linked from our website, and you should not consider such information to be part of this prospectus supplement.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement. Unless otherwise specified, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional notes and assumes the convertible note hedge transaction and sold warrant transaction are not increased.

Issuer	Teradyne, Inc.

Notes Offered	$175,000,000 in aggregate principal amount of 4.50% Convertible Senior Notes due 2014. We have also granted the underwriters an option to purchase up to an additional $15,000,000 in aggregate principal amount of notes.

Maturity Date	March 15, 2014, unless earlier converted or repurchased.

Interest	4.50% per year, payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning on September 15, 2009.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior debt and senior to any of our subordinated debt. The notes are not guaranteed by our subsidiaries and will be structurally subordinated to all existing and future liabilities of our subsidiaries and will be effectively subordinated to any existing and future secured indebtedness, including secured indebtedness under our credit facility. As of December 31, 2008, we and our subsidiaries had $122.5 million of senior indebtedness outstanding, all of which was secured, and no subordinated debt outstanding.

The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities, including secured debt.

Conversion Rights	Holders may convert their notes prior to the close of business on the business day immediately preceding December 15, 2013 in multiples of $1,000 in principal amount, at the option of the holder, under the following circumstances:

¡

during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined herein) per note for each day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined herein) of our common stock and the applicable conversion rate for the notes for such date;

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during any calendar quarter beginning after the calendar quarter ending March 31, 2009 (and only during such calendar quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter; or

¡	upon the occurrence of specified events described below under “Description of the Notes—Conversion Rights—Conversion upon Specified Corporate Events.”

At the option of the holder, regardless of the foregoing circumstances, holders may convert their notes, in multiples of $1,000, at any time on or after December 15, 2013 and prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the notes.

The initial conversion rate for the notes will be 182.6484 shares of common stock per $1,000 in principal amount of notes, which is equivalent to an initial conversion price of approximately $5.4750 per share of common stock, subject to adjustment. The conversion rate may be adjusted under certain circumstances. See “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.”

In addition, if a “make-whole fundamental change” (as defined herein) occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such make-whole fundamental change as described under “Description of the Notes—Conversion Rights—Adjustments to Shares Delivered upon Conversion in Connection with a Fundamental Change.” No adjustment will be made if the stock price is less than $4.38 per share or greater than $50.00 per share (in each case, subject to adjustment as described herein).

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the shares of our common stock (or cash or a combination of cash and shares, if we so elect) delivered to you upon conversion.

Settlement upon Conversion	Unless we have made an irrevocable net share settlement election as described under “Description of the Notes—Conversion Rights—Irrevocable Election of Net Share Settlement,” upon conversion of the notes we will deliver, at our option:

¡

on the third business day after the relevant conversion date (or, with respect to conversions that occur on or after the record date for the final interest payment on the notes, on the maturity date), a number of shares of our common stock equal to the conversion rate on the related conversion date for each $1,000 principal amount of notes. We will deliver cash in lieu of fractional shares of our common stock based on the daily VWAP (as defined herein) on the conversion date;

¡

on the third business day immediately following the last day of the related observation period (as defined herein), cash in an amount equal to the sum of the daily conversion values (as defined herein) for each of the 25 VWAP trading days (as defined herein) during the related observation period; or

¡

on the third scheduled trading day immediately following the last day of the related observation period, cash and shares of our common stock, if any, as follows. We will pay cash in an amount equal to the sum of the “principal portions” (defined as the lesser of (i) $40 and (ii) the daily conversion value of the notes converted) for each of the 25 VWAP trading days during the observation period. In addition, if the daily conversion value exceeds $40 on any VWAP trading day during the relevant 25 VWAP trading day observation period, we will also deliver shares of our common stock in an amount equal to the excess of the daily conversion value over the principal portion of the converted notes for such VWAP trading day, all calculated as described under “Description of the Notes—Conversion Rights—Settlement upon Conversion.” We will also deliver cash in lieu of any fractional shares of our common stock based on the daily VWAP of our common stock on the last VWAP trading day of the related observation period.

However, if at any time on or prior to the 60th scheduled trading day preceding the maturity date of the notes, we irrevocably elect net share settlement with respect to all conversions, we will deliver cash and shares of our common stock, if any, as described in the third bullet above.

We may irrevocably renounce this right to elect net share settlement of the notes at any time prior to the earlier of the (i) 60th scheduled trading day preceding the maturity date of the notes and (ii) our exercise of such right.

Prior to the 60th scheduled trading day preceding the maturity date of the notes, we may deliver a one-time notice to the holders of the notes designating the settlement method for all conversions that occur on or after the 60th scheduled trading day prior to such maturity date. If we do not give such notice, then we will settle all such conversions of the notes by net share settlement as described in the third bullet point above.

We will treat all holders of notes converting on the same trading day in the same manner. Except for all conversions that occur on or after the 60th scheduled trading day preceding the maturity date of the notes, we will not, however, have any obligation to repay any notes tendered for conversion on different trading days in the same manner.

Sinking Fund	None.

Optional Redemption by the Company	The notes may not be redeemed by us at our option prior to maturity.

Fundamental Change Repurchase Right of Holders	If a “fundamental change” occurs, you will have the option to require us to repurchase all or any portion of your notes. The fundamental change repurchase will be an amount equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the fundamental change repurchase date. Any notes repurchased by us will be paid for in cash.

Events of Default

If an event of default on the notes occurs and is continuing, all principal and accrued and unpaid interest on the notes will be due and payable immediately, subject to certain conditions set forth in the indenture. If the event of default relates to our failure to comply with the reporting obligations in the indenture, at our option, the sole remedy for the first 90 days following such event of default shall be the right to receive an extension fee equal to 0.25% of the principal amount of the notes. On the 91st day after such event of default (if such violation is not cured or waived prior to such 91st day), the notes will be subject to acceleration; provided, however, that, at our option, the sole remedy for the next 90 days shall be the right to receive an additional extension fee on the notes equal to 0.50% of the principal amount of the notes. On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the notes will be subject to acceleration as described herein. In the event we do not elect to pay the extension fee or the additional extension fee upon any such event of default, the notes will be subject to acceleration as described herein.

The notes will become automatically due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for your notes will develop or, if it develops, be maintained.

Listing	We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. On March 31, 2009, the last reported sale price for the common stock on the New York Stock Exchange was $4.38 per share. The common stock is listed under the symbol “TER”.

Use of Proceeds	We expect the net proceeds from this offering to be approximately $169.5 million (or approximately $184.1 million if the underwriters exercise in full their option to purchase additional notes) after payment of discounts and commissions and estimated offering expenses to be paid by us.

We intend to use approximately $122.5 million of the net proceeds of this offering and of the proceeds of the warrant transaction to repay amounts outstanding under, and to terminate, our senior secured credit facility.

We also intend to use approximately $59.5 million (or approximately $64.6 million if the underwriters exercise in full their option to purchase additional notes) of the net proceeds of this offering and of the proceeds of the warrant transaction to pay the cost of the convertible note hedge transactions as described in “Description of Convertible Note Hedge and Warrant Transactions.” We expect to receive proceeds of approximately $39.6 million from the warrant transaction (or $43.0 million if the hedge counterparty exercises in full its option to purchase additional warrants). Remaining proceeds will be used for general corporate purposes.

Trustee	U.S. Bank National Association

Convertible Note Hedge and Warrant Transaction	Concurrently with the pricing of the notes, we entered into convertible note hedge transactions with respect to our common stock (the “convertible note hedges”) with Goldman, Sachs & Co. (the “hedge counterparty”). We also entered into sold warrant transactions with the hedge counterparty. The convertible note hedges are expected to reduce the potential dilution upon conversion of the notes. If the underwriters exercise their option to purchase additional notes, the size of the convertible note hedge transaction will be increased accordingly on a pro rata basis and the sold warrant transaction may be increased.

In connection with hedging these transactions, the hedge counterparty and/or its affiliates may enter into various derivative transactions with respect to our common stock and/or purchase shares of our common stock or other securities, including the notes, concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing, or preventing a decline in, the value of our common stock concurrently with or following the pricing of the notes.

In addition, the hedge counterparty and/or its affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock or by selling or purchasing our common stock or other securities, including the notes, in secondary market transactions following the pricing of the notes (and may do so during any “observation period” (as defined herein) related to the conversion of the notes) or while the notes are convertible, which could adversely impact the price of our common stock and of the notes.

Certain Material U.S. Federal Tax Considerations	You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction. See “Certain Material U.S. Federal Tax Considerations.”

Summary Historical Consolidated Financial Data

Teradyne, Inc.

The following table sets forth our summary historical financial information for each of the years ended December 31, 2006, 2007 and 2008. The summary historical financial information for each of the years ended December 31, 2006, 2007 and 2008 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement.

The following information is a summary only and should be read together with (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated by reference in this prospectus supplement, (ii) all the consolidated financial statements and the related notes and other financial information included or incorporated by reference in this prospectus supplement, (iii) the information set forth under the heading “Risk Factors” and (iv) the information set forth under the heading “Unaudited Pro Forma Condensed Combined Financial Statements.”

	Fiscal Year Ended December 31,
	2006	2007	2008
	(In thousands, except per share data)
Consolidated Statement of Operations Data (1) (2):
Net revenues:
Products	$1,118,811	$861,583	$836,045
Services	237,438	240,697	270,997

Total net revenues	1,356,249	1,102,280	1,107,042
Cost of revenues:
Cost of products	550,312	430,464	451,225
Cost of services	154,055	158,383	157,625

Total cost of revenues	704,367	588,847	608,850

Gross profit	651,882	513,433	498,192
Operating expenses:
Engineering and development	202,436	204,344	216,461
Selling and administrative	278,832	248,096	247,789
Acquired intangible asset amortization	3,644	3,667	20,633
In-process research and development	—	16,700	1,600
Restructuring and other, net	(36,033)	(659)	62,775
Goodwill impairment	—	—	333,281

Total operating expenses	448,879	472,148	882,539

Income (loss) from operations	203,003	41,285	(384,347)
Interest income	44,624	39,066	12,558
Interest expense and other	(11,596)	(1,108)	(14,236)

Income (loss) from continuing operations before income taxes	236,031	79,243	(386,025)
Provision (benefit) for income taxes	27,869	7,360	12,577

Income (loss) from continuing operations	208,162	71,883	(398,602)
Income (loss) from discontinued operations before income taxes	(5,636)	6,346	768
Provision for income taxes	3,769	518	—

Income (loss) from discontinued operations	(9,405)	5,828	768

Net income (loss)	$198,757	$77,711	$(397,834)

	Fiscal Year Ended December 31,
	2006	2007	2008
	(In thousands, except per share data)
Income (loss) from continuing operations per common share:
Basic	$1.07	$0.39	$(2.34)

Diluted	$1.06	$0.39	$(2.34)

Net income (loss) per common share:
Basic	$1.02	$0.42	$(2.33)

Diluted	$1.01	$0.42	$(2.33)

Weighted average common share-basic	194,729	184,020	170,593

Weighted average common share-diluted	204,414	185,374	170,593

	As of December 31,
	2006	2007	2008
	(In thousands)
Consolidated Balance Sheet Data (1) (2):
Cash and cash equivalents	$568,025	$562,371	$322,705
Marketable securities (3)	376,593	180,571	51,613
Working capital (4)	629,694	721,699	311,690
Total assets	1,721,055	1,555,288	1,235,247
Long-term liabilities (5)	100,152	102,880	162,172
Total shareholders’ equity	1,361,187	1,229,174	706,112

Ratio of Earnings to Fixed Charges

Fiscal Year Ended
	December 31, 2006	December 31, 2007	December 31, 2008
Ratio of earnings to fixed charges (6) (7)	13.74x	11.87x	—
Ratio of earnings to fixed charges (pro forma as-adjusted) (8) (9)			—

(1)	As a result of the divestiture of Broadband Test Division and Connection Systems, we are reporting Broadband Test Division and Connection Systems as discontinued operations for all periods and balance sheet dates presented.
(2)	The Consolidated Statement of Operations Data for the year ended December 31, 2008 includes the results of operations of Nextest from January 24, 2008 and the results of operations of Eagle Test from November 14, 2008. The Consolidated Balance Sheet Data as of December 31, 2008 includes the acquired Nextest and Eagle Test assets.
(3)	As of December 31, 2008, marketable securities consisted of $51.6 million of marketable securities classified as non-current assets, including $26.0 million of auction rate securities. As of December 31, 2007, marketable securities consisted of $75.6 million of marketable securities classified as current assets and $105.0 million classified as non-current assets. As of December 31, 2006, marketable securities consisted of $47.8 million of marketable securities classified as current assets and $328.8 million classified as non-current assets. Marketable securities with remaining maturities of more than twelve months from December 31, 2008, 2007 and 2006, respectively, were classified as non-current assets.
(4)	Working capital is current assets less current liabilities.
(5)	Long-term liabilities is total liabilities less total current liabilities.
(6)	The ratio of earnings to fixed charges is calculated by dividing (a) earnings from continuing operations before income taxes plus fixed charges, by (b) fixed charges. Earnings from continuing operations before income taxes for the year ended December 31, 2008 includes (i) a goodwill impairment charge of $333.3 million, (ii) the results of operations of Nextest from January 24, 2008 and (iii) the results of Eagle Test from November 14, 2008. Fixed charges consist of interest expense and an estimate of the interest within rental expense.
(7)	Due to Teradyne’s loss for the year ended December 31, 2008, the ratio of earnings to fixed charges in such period was less than 1:1. (Loss) income from continuing operations before income taxes was insufficient to cover fixed charges by $386.0 million in such period.

(8)	In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”). FSP No. APB 14-1 specifies that issuers of convertible debt that may be wholly or partially settled in cash should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The new FSP became effective for Teradyne on January 1, 2009, and for pro forma purposes, Teradyne has bifurcated the notes and the accretion of the equity component to increase GAAP interest expense.
(9)	The ratio of earnings to fixed charges (pro forma as-adjusted) is calculated on a pro forma as-adjusted basis to give effect to (i) the Financing, (ii) the Eagle Test and Nextest acquisitions and (iii) the application of the provisions of FSP No. APB 14-1. The ratio of earnings to fixed charges on a pro forma as-adjusted basis for the year ended December 31, 2008 was less than 1:1. Pro forma as adjusted (loss) income from continuing operations before income taxes was insufficient to cover fixed charges by $395.4 million for such period.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The summary unaudited pro forma condensed combined financial information presented below as of and for the year ended December 31, 2008 has been derived from the unaudited pro forma condensed combined financial statements included herein. See “Unaudited Pro Forma Condensed Combined Financial Statements.” The summary unaudited pro forma condensed combined financial information should be read in conjunction with the notes to the unaudited condensed combined pro forma financial statements and the historical consolidated financial statements of Teradyne, Eagle Test and Nextest, including the notes thereto and the information set forth under the heading “Risk Factors”. The summary unaudited pro forma condensed combined statement of operations is presented for informational purposes only and is not necessarily indicative of our results of operations had the Nextest acquisition, the Eagle Test acquisition and the Financing occurred as of January 1, 2008, or of our future results of operations if the Financing occurs. The summary unaudited pro forma condensed consolidated balance sheet as of December 31, 2008 is presented for informational purposes only and is not necessarily indicative of our financial position had the Financing occurred as of December 31, 2008.

Unaudited Pro Forma For the Year Ended December 31, 2008
(In thousands, except per share data)
Net revenues:
Products	$946,488
Services	278,953

Total net revenues	1,225,441
Cost of revenues:
Cost of products	491,097
Cost of services	159,820

Total cost of revenues	650,917

Gross profit	574,524

Operating expenses:
Engineering and development	229,208
Selling and administrative	284,101
Acquired intangible asset amortization	34,233
In-process research and development	—
Restructuring and other, net	62,775
Goodwill impairment	333,281

Total operating expenses	943,598

Loss from operations	(369,074)
Interest income	8,007
Interest expense and other	(34,284)

Loss from continuing operations before income taxes	(395,351)
Provision for income taxes	19,955

Loss from continuing operations	$(415,306)

Loss from continuing operations per common share:
Basic	$(2.43)
Diluted	$(2.43)

Weighted average common shares—basic	170,593
Weighted average common shares—diluted	170,593

Unaudited Pro Forma as of December 31, 2008
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$349,743
Marketable securities (1)	51,613
Working capital (2)	461,228
Total assets	1,265,090
Long-term liabilities (3)	277,657
Total shareholders’ equity	742,970

(1)	On a pro forma basis, marketable securities consisted of $51.6 million of marketable securities classified as non-current assets, including $26.0 million of auction rate securities. Marketable securities with remaining maturities of more than twelve months from December 31, 2008 were classified as non-current assets.
(2)	Working capital is current assets less current liabilities.
(3)	Long-term liabilities is total liabilities less total current liabilities.

Basis of Pro Forma Presentation

On January 24, 2008, we completed our acquisition of Nextest. We acquired all of the outstanding shares of common stock of Nextest, at a price of $20.00 per share in cash. On November 14, 2008, we completed our acquisition of Eagle Test. We acquired all of the outstanding shares of common stock of Eagle Test, at a price of $15.65 per share in cash. The accompanying summary unaudited pro forma condensed combined statement of operations gives effect to the following transactions, which we refer to collectively as the “Transactions”:

•	our payment of $373.9 million in cash, including acquisition related transaction costs, for the Nextest acquisition;

•	our payment of $367.9 million in cash, including acquisition related transaction costs, for the Eagle Test acquisition; and

•	the Financing,

in each case, as if they had occurred on January 1, 2008. Our pro forma condensed consolidated balance sheet gives effect to the Financing as if it had occurred on December 31, 2008.

Teradyne, Eagle Test and Nextest have different fiscal year ends, which end on December 31, September 30 and the last Saturday in June, respectively. As a result, the summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 has been derived from:

•	the audited historical consolidated statement of operations of Teradyne for the year ended December 31, 2008;
•	the unaudited historical condensed consolidated statement of operations of Nextest for the period December 30, 2007 to January 24, 2008; and
•	the unaudited historical condensed consolidated statement of net income of Eagle Test for the period January 1, 2008 to November 14, 2008.

The summary unaudited pro forma condensed combined statement of operations is not intended to represent or be indicative of the consolidated results of operations of Teradyne that would have been reported had the Transactions been completed as of January 1, 2008, and should not be taken as representative of the future results of operations of Teradyne if the Financing occurs. The summary unaudited pro forma condensed consolidated balance sheet is not intended to represent or be indicative of the consolidated financial position of Teradyne that would have been reported had the Financing been completed as of December 31, 2008, and should not be taken as representative of the future financial position of Teradyne if the Financing occurs. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. The summary unaudited pro forma statement of operations does not reflect any operating efficiencies and cost savings that Teradyne may achieve with respect to the combined companies. Achieving these operating efficiencies and cost savings involves risk. See “Risk Factors—Risks Related to Our Business.” These summary unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the Eagle Test acquisition. The Eagle Test purchase price allocation is preliminary pending the final determination of the fair value of certain acquired tax assets and assumed tax liabilities and the completion of facility exit and restructuring plans. Any adjustments to fair value may change the allocation of the Eagle Test purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma financial information. Any such changes could be significant.

The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 does not reflect nonrecurring charges resulting from the Nextest and Eagle Test acquisition transactions. As set forth more fully in the notes to the unaudited pro forma financial statements, the nonrecurring charges resulting from each of the Nextest and Eagle Test acquisition transactions are in-process research and development, fair value of acquired inventory and investment advisory and legal costs incurred and expensed by each of Nextest and Eagle Test as a direct result of each such acquisition prior to the acquisition.

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus supplement. If any of the following risks actually occurs, our business, and your investment in the notes, could be negatively affected. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also materially and adversely affect our business operations, results of operations, financial condition or prospects. The trading price of the notes and the common stock issuable upon conversion of the notes could decline due to the materialization of any of these risks, and you may lose all or part of your investment in the notes.

Risk Factors Related to the Notes and the Offering

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. As a result, we cannot assure you that an active trading market for the notes will develop or that any such market, if it were to develop, will be liquid or will be sustainable for any period of time. Further, we cannot assure you as to the ability of the holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our common stock, our performance, and restrictions on transfer of the notes. Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired at 11:59 p.m., New York City Time, on Wednesday, October 8, 2008. However, any future governmental actions that interfere with the ability of convertible notes investors to effect short sales on the underlying common stock or other disruptions in the market could significantly affect the market value of convertible securities.

We expect that the trading value of the notes will be significantly affected by the price of our common stock, which may be volatile.

Historically, our common stock has experienced significant price and volume fluctuations. The market price of the notes is expected to be significantly affected by the market price of our common stock, as well as the general level of interest rates and our credit quality. This may result in significantly greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we may issue.

It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the notes, or the perception that such sales may occur, could affect the price of our common stock.

The price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage activity involving our common stock that we expect to develop as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including but not limited to, the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers, in each case, as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

You may not be able to convert your notes before December 15, 2013, and the trading price of the notes could be less than the value of the common stock into which your notes could otherwise be converted.

Prior to December 15, 2013, the notes are convertible only if specified conditions are met. If these conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold the notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights with respect to our common stock upon conversion of your notes. For example, in the event that an amendment is proposed to our restated articles of organization or bylaws requiring shareholder approval and the record date for determining shareholders of record entitled to vote on the amendment occurs prior to your conversion of notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

We may issue additional shares of common stock or instruments convertible into common stock and thereby materially and adversely affect the price of our common stock.

We are not restricted from issuing additional common stock or other instruments convertible into common stock during the life of the notes. In addition, we may issue shares of common stock, or options to acquire common stock, under our existing or future stock option plans, employee stock purchase plans or other employee or director compensation plans. We may also increase the shares available for issuance under such plans subject to stockholder approval. The issuance of additional shares of common stock or instruments convertible into common stock, or the perception that such issuances may occur, may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but may not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

We may not have the ability to pay interest on the notes, to repurchase the notes upon a fundamental change or pay cash upon conversion.

The notes bear interest semi-annually at a rate of 4.50% per year, payable March 15 and September 15 of each year. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, we may settle notes tendered for conversion entirely in cash, entirely in shares or by net share settlement. See “Description of the Notes—Conversion Rights—Settlement upon Conversion.” We may also irrevocably elect net share settlement of the notes, in which case we will be obligated to pay cash with respect to the principal portion of any notes tendered for conversion. See “Description of the Notes—Conversion Rights—Irrevocable Election of Net Share Settlement.” We may not have sufficient funds to pay the interest, the repurchase price or, if we have irrevocably elected net share settlement, to pay the cash amount when due. If we fail to pay interest on the notes, repurchase the notes or pay the cash payment due upon conversion when required, we will be in default under the indenture governing the notes, which in turn may constitute a default under existing and future agreements governing our indebtedness. In addition, if the underwriters exercise their option to purchase additional notes, or if we issue other debt securities in the future, our debt service obligations will increase. See “Description of the Notes—Interest” and “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Our senior secured credit facility limits, and any new credit facility or other agreement we enter into may limit, our ability to pay any cash amount upon the conversion of the notes or in connection with the repurchase of the notes upon a fundamental change.

Our existing senior secured credit facility includes covenants that, among other things, restrict our ability to make cash payments in connection with the notes. We intend to terminate our senior secured credit facility upon the completion of this offering. However, any new credit facility or other agreement that we may enter into may have similar restrictions to our existing senior secured credit facility and may limit our ability to make cash payments at the time of a fundamental change or upon conversion of the notes. Our failure to repurchase the notes upon a fundamental change or to pay the cash amount due upon conversion when required would constitute an event of default under the indenture governing the notes, which in turn may cause a default under any then existing credit facility.

The convertible note hedge and warrant transactions may affect the value of our common stock and, therefore, of the notes.

In connection with this offering, we entered into convertible note hedge transactions with Goldman, Sachs & Co. as counterparty. The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes. We intend to use a portion of the net proceeds of this offering and of the warrants that we expect to sell to the counterparty to pay the cost of the convertible note hedge transactions that we expect to purchase from the counterparty. We will use approximately $59.5 million of the proceeds of this offering to fund the cost of the convertible note hedge transactions. We expect to receive approximately $39.6 million in proceeds from the warrant transactions. If the underwriters exercise their option to purchase additional notes, the size of the convertible note hedge transaction will be increased accordingly on a pro rata basis and the warrant transaction may be increased.

These transactions will be accounted for as an adjustment to our stockholders’ equity. In connection with hedging these transactions, the counterparty and/or its affiliates may enter into various derivative transactions with respect to our common stock and/or purchase shares of our common stock or other securities, including the notes, concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing, or preventing a decline in, the value of our common stock concurrently with or following the pricing of the notes.

In addition, the counterparty and/or its affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock or by selling or purchasing our common stock or other securities, including the notes, in secondary market transactions following the pricing of the notes (and may do so during any “observation period” (as defined herein) related to the conversion of the notes) or while the notes are convertible, which could adversely impact the price of our common stock and of the notes or could have the effect of increasing, or preventing a decline in, the value of our common stock.

In addition, we will exercise options we hold under these convertible note hedge transactions whenever notes are converted. As a result, such hedging modification may occur during any observation period for a conversion of notes, which may have a negative effect on the value of the consideration received upon conversion of those notes. In order to unwind its hedge position with respect to those exercised options, the counterparty and/or its affiliates are likely to sell shares of our common stock or other securities, including the notes, in secondary transactions or unwind various derivative transactions with respect to our common stock during the observation period for the converted notes.

If the convertible note hedge and warrant transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, the counterparty and/or its affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the market price of our common stock and, as a result, the value of the notes. The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the market price of our common stock and the value of the notes and, as a result, the number of shares, if any, and the value of the consideration that you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes. In addition, the rules relating to derivative transactions and hedging transactions may change in ways we cannot anticipate, which could have a negative effect on our stock price, the tax and accounting treatment of these transactions or the anticipated benefits of these transactions.

If we irrevocably elect net share settlement or settle notes tendered for conversion in cash, it may have adverse consequences.

In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of the notes, we may settle the notes tendered for conversion entirely in cash or by net share settlement. This feature of the notes, as described further under “Description of the Notes—Conversion Rights—Settlement upon Conversion,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to the market risks of our shares before receiving any shares upon conversion.

Other than in connection with certain fundamental changes or if we settle conversions entirely in shares of our common stock, we will generally deliver the cash and/or shares of common stock issuable upon conversion on the third scheduled trading day after the observation period, which will generally be at least 30 trading days after the date holders tender their notes for conversion (other than during certain periods immediately prior to maturity). See “Our senior secured credit facility limits, and any new credit facility or other agreement we enter into may limit, our ability to pay any cash amount upon the conversion of the notes or in connection with the repurchase of the notes upon a fundamental change” for restrictions on cash payment.

In addition, because the consideration due upon conversion is based on the trading prices of our common stock during the observation period (if we elect to settle conversions in cash or by net share settlement), any decrease in the price of our common stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, if we elect to settle our conversion obligation in cash or by net share settlement, the conversion of notes may significantly reduce our liquidity.

Conversion of the notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

At our election, we may settle notes tendered for conversion entirely or partly in shares of our common stock. As a result, the conversion of some or all of the notes may dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The increase in the conversion rate applicable to notes that holders convert in connection with a fundamental change may not adequately compensate them for the lost option time value of their notes as a result of that fundamental change.

If a fundamental change occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. The amount of the increase in the conversion rate depends on the date when such fundamental change becomes effective and the applicable price described in this prospectus supplement. See “Description of the Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion in Connection with a Fundamental Change.”

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of such fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if the applicable price is greater than $50.00 per share or less than $4.38 per share (in each case, subject to adjustment).

The enforceability of our obligation to deliver additional consideration upon a fundamental change could be subject to general principles of reasonableness of economic remedies. An increase in the conversion rate may be treated as a distribution subject to U.S. federal income tax as a dividend. You should carefully consider the information under “Certain Material U.S. Federal Tax Considerations”.

Some significant transactions may not constitute a fundamental change that would obligate us to offer to repurchase the notes or to increase the conversion rate.

If we undergo certain fundamental change transactions, you will have the right, subject to certain conditions, to require us to repurchase your notes for cash, in whole or in part, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest up to but excluding the date of repurchase and, in some cases, to increase the conversion rate applicable to notes converted in connection with the relevant transaction.

These rights will not, however, afford protection to holders of the notes in the event of all potentially significant transactions. For example, we will not be required to repurchase any notes upon the occurrence of a transaction that would otherwise constitute a fundamental change or be entitled to an increased conversion rate upon conversion in connection with certain types of transactions that would otherwise constitute a fundamental change if more than 90% of the consideration in the transaction consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors). Furthermore, transactions such as leveraged recapitalizations, refinancings, restructurings or certain acquisitions of other entities by us or our subsidiaries would not constitute a fundamental change requiring us to repurchase the notes or to increase the conversion rate. In the event of any such transaction, holders of the notes may be adversely affected since our leverage may increase and our capital structure and possibly our credit ratings may otherwise be negatively impacted.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSB APB 14-1”). Under FSB APB 14-1, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of FSB APB 14-1 on the accounting for the notes is that the equity component would be included in the additional paid-in-capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. FSB APB 14-1 is effective for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years, with retrospective application required. As a result, after our adoption of FSB APB 14-1 for fiscal 2009, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because FSB APB 14-1 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

We have never paid cash dividends and do not anticipate paying any cash dividends on our common stock in the future.

We currently intend to retain any earnings to finance our operations and growth. Since we have never paid cash dividends and do not anticipate paying any cash dividends on our common stock, any short-term return on your investment will depend on the market price of the notes and our common stock and interest received with respect to the notes.

You may have to pay United States federal income tax if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events. See “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” Under certain circumstances, if we adjust the conversion rate, you may be treated as having received a constructive dividend from us, resulting in taxable income to you for United States federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. Non-U.S. holders may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty) with respect to such deemed dividends, which could be set off against subsequent payments on the notes. See “Certain Material U.S. Federal Tax Considerations—Consequences to U.S. Holders—Constructive Distributions” or “Certain Material U.S. Federal Tax Considerations—Consequences to Non-U.S. Holders—Dividends and Constructive Distributions,” as applicable.

We may not have access to sufficient cash to make payments on the notes. The notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Although we conduct some of our operations through Teradyne, we derive most of our revenues from, and hold most of our assets through, our subsidiaries. The proportion of our business conducted by our subsidiaries has increased as a result of the Eagle Test acquisition and may increase in the future as a result of acquisitions, internal restructuring or otherwise. As a result, we may rely in part upon distributions and advances from our subsidiaries, including our foreign subsidiaries, in order to help us meet our payment obligations under the notes and our other obligations. Our subsidiaries are distinct legal entities and do not have any obligation (legal or otherwise) to provide us with distributions or advances. Many of our important subsidiaries are foreign entities and we may face tax or other adverse consequences, or legal limitations, on our ability to obtain funds from these entities.

Our subsidiaries will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables, and to any future preferred stock of our subsidiaries, to the extent of its liquidation preference. Neither we nor our subsidiaries are prohibited by the indenture from incurring additional debt or other liabilities. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. We cannot assure you that the agreements governing future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to satisfy our obligations under the indenture and the notes. In particular, there can be no assurance that sufficient funds will be available at the time of any conversion of the notes or any fundamental change to pay the principal portion of the conversion consideration, if applicable, or make any required repurchases, as described below. Our earnings were insufficient to cover our fixed changes in the years ended December 31, 2008 and December 31, 2005 by $386.0 million and $83.4 million, respectively. On a pro forma as adjusted basis to give effect to (i) the Financing, (ii) the Eagle Test and Nextest acquisitions, and (iii) the application of the provisions of FSP No. APB 14-1, our earnings were insufficient to cover fixed charges by $395.4 million for the period ended December 31, 2008.

The notes will effectively rank junior to any of our secured indebtedness, including our senior secured credit facility.

The notes will be our general unsecured obligations; they are not secured by any of our assets or those of our subsidiaries. The notes will effectively rank junior to any of our secured indebtedness, including our senior secured credit facility if we do not terminate it upon completion of this offering. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations on the notes only after all debt under such secured debt has been repaid in full from such assets. As a result, there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. In addition, the terms of the notes allow us to secure unlimited amounts of debt with our assets, all of which would be effectively senior to the notes to the extent of the value of such assets.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by the investors, or reduce their rating in the future, the market price of the notes and our common stock would be adversely affected.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline.

Provisions in the indenture for the notes and Massachusetts law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

If a “fundamental change” (as defined in the indenture) occurs, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions, including the provisions of Massachusetts law described under “Description of Capital Stock,” could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Risk Factors Related to Our Business

Our business is impacted by worldwide economic cycles, which are difficult to predict.

Capital equipment providers in the electronics and semiconductor industries, such as Teradyne, have, in the past, been negatively impacted by sudden slowdowns in the global economies, and resulting reductions in customer capital investments. The duration of slowdowns in customer capital investments are difficult to predict.

The global economy and financial markets have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. Governments have taken historic actions intended to address extreme market conditions that include severely restricted credit. There may be a further deterioration in financial markets and confidence in major economies. We are unable to predict the likely duration and severity of the current disruptions in financial markets, credit availability and adverse economic conditions throughout the world. These economic developments affect businesses such as ours and those of our customers and vendors in a number of ways that could result in unfavorable consequences to us. Further disruption and deterioration in economic conditions may further reduce customer purchases of our products, thereby reducing our revenues and earnings. In addition, such adverse economic conditions may, among other things, result in increased price competition for our products, increased risk of excess and obsolete inventories, increased risk in the collectability of our accounts receivable from our customers, increased risk in potential reserves for doubtful accounts and write-offs of accounts receivable, and higher operating costs as a percentage of revenues. We are taking actions to address the effects of the current economic crisis, including implementing cost control and reduction measures, such as the reduction in force we announced on January 28, 2009. It is possible that we may experience difficulties in successfully implementing these cost controls and reduction measures in a timely manner or at all, and that we may experience delays and unexpected costs and expenses in implementing the reduction plan. Because of these and other factors, we cannot predict whether these cost control and reduction measures will be sufficient to offset certain of the negative trends that might affect our business.

Our business is dependent on the current and anticipated market for electronics, which historically has been highly cyclical.

Our business and results of operations depend in significant part upon capital expenditures of manufacturers of semiconductors and other electronics, which in turn depend upon the current and anticipated market demand for those products. As evidenced by our current business and results of operations, the market demand for electronics is impacted by economic slowdowns. Historically, the electronics and semiconductor industry has been highly cyclical with recurring periods of over-supply, which often have had a severe negative effect on demand for test equipment, including systems we manufacture and market. We believe that the markets for newer generations of electronic products such as those that we manufacture and market will also be subject to similar fluctuations. We are dependent on the timing of orders from our customers, and the deferral or cancellation of previous customer orders could have an adverse effect on our results of operations. We cannot assure that the level of revenues or new orders for a calendar quarter will be sustained in subsequent quarters. In addition, any factor adversely affecting the electronics industry or particular segments within the electronics industry may adversely affect our business, financial condition and operating results. The current economic environment has adversely affected our business, financial condition and operating results. We are actively taking steps to minimize the impact of this downturn but we cannot be certain those steps will have the desired impact, or of how long the downturn will continue and when our results will improve, if at all.

We are subject to intense competition.

We face significant competition throughout the world in each of our reportable segments. Some of our competitors have substantial financial and other resources to pursue engineering, manufacturing, marketing and distribution of their products. We also face competition from internal suppliers at several of our customers. Some of our competitors have introduced or announced new products with certain performance characteristics which may be considered equal or superior to those we currently offer. We expect our competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide improved cost of ownership and performance characteristics. New product introductions by competitors could cause a decline in revenues or loss of market acceptance of our products. Moreover, increased competitive pressure could lead to intensified price based competition, which could materially adversely affect our business, financial condition and results of operations.

Our operating results are likely to fluctuate significantly.

Our operating results are affected by a wide variety of factors that could materially adversely affect revenues and profitability. The following factors are expected to impact future operations:

•	the current worldwide economic slowdown and extreme disruption in the global financial markets;

•	competitive pressures on selling prices;

•	our ability to introduce, and the market acceptance of, new products in 2009 and beyond;

•	changes in product revenue mix resulting from changes in customer demand;

•

the level of orders received which can be shipped in a quarter because of the tendency of customers to wait until late in a quarter to commit to purchase due to capital expenditure approvals and constraints occurring at the end of a quarter, or the hope of obtaining more favorable pricing from a competitor seeking the business;

•	engineering and development investments relating to new product introductions in 2009 and beyond, and the expansion of manufacturing, outsourcing and engineering operations in Asia;

•	provisions for excess and obsolete inventory relating to the lack of demand for and the discontinuance of products;

•	impairment charges for certain long-lived and intangible assets and goodwill. For example in 2008, we recorded a goodwill impairment charge of $333.3 million;

•	parallel or multi-site testing could lead to a decrease in the ultimate size of the market for our products; and

•	the ability of our suppliers and subcontractors to meet product quality or delivery requirements needed to satisfy customer orders for our products, especially if product demand increases rapidly.

As a result of the foregoing and other factors, we have experienced and may continue to experience material fluctuations in future operating results on a quarterly or annual basis which could materially and adversely affect our business, financial condition, operating results and stock price.

We are subject to risks of operating internationally.

A significant portion of our total revenue is derived from customers outside the United States. Our international sales and operations are subject to significant risks and difficulties, including:

•	unexpected changes in legal and regulatory requirements affecting international markets;

•	changes in tariffs and exchange rates;

•	social, political and economic instability, acts of terrorism and international conflicts;

•	difficulties in protecting intellectual property;

•	difficulties in accounts receivable collection;

•	cultural differences in the conduct of business;

•	difficulties in staffing and managing international operations; and

•	compliance with customs regulations.

In addition, an increasing portion of our products and the products we purchase from our suppliers are sourced or manufactured in foreign locations, including China, and a large portion of the devices our products test are fabricated and tested by foundries and subcontractors in Taiwan, Singapore, China and other parts of Asia. As a result, we are subject to a number of economic and other risks, particularly during times of political or financial instability in these regions. Disruption of manufacturing or supply sources in these international locations could materially adversely impact our ability to fill customer orders and potentially result in lost business.

If we fail to develop new technologies to adapt to our customers’ needs and if our customers fail to accept our new products, our revenues will be adversely affected.

We believe that our technological position depends primarily on the technical competence and creative ability of our engineers. In a rapidly evolving market, such as ours, the development of new technologies, commercialization of those technologies into products and market acceptance and customer demand for those products are critical to our success. Successful product development, introduction and acceptance depend upon a number of factors, including:

•	new product selection;

•	ability to meet customer requirements;

•	development of competitive products by competitors;

•	timely and efficient completion of product design;

•	timely and efficient implementation of manufacturing and manufacturing processes;

•	timely remediation of product performance issues, if any, identified during testing;

•	assembly processes and product performance at customer locations;

•	differentiation of our products from our competitors’ products;

•	management of customer expectations concerning product capabilities and product life cycles;

•	ability to attract and retain technical talent; and

•	innovation that does not infringe on the intellectual property rights of third parties.

If our suppliers do not meet product or delivery requirements, we could have reduced revenues and earnings.

Certain components, including semiconductor chips, may be in short supply from time to time because of high industry demand or the inability of some vendors to consistently meet our quality or delivery requirements. Approximately 30% of material purchases require some custom work where having multiple suppliers would be cost prohibitive. If any of our suppliers were to cancel contracts or commitments or fail to meet the quality or delivery requirements needed to satisfy customer orders for our products, we could lose time-sensitive customer orders and have significantly decreased revenues and earnings, which would have a material adverse effect on our business, results of operations and financial condition. In addition, we rely on contract manufacturers for certain subsystems used in our products, and our ability to meet customer orders for those products depends upon the timeliness and quality of the work performed by these subcontractors, over whom we do not exercise any control.

To a certain extent, we are dependant upon the ability of our suppliers and contractors to help meet increased product or delivery requirements. Many of our suppliers have implemented cost reduction strategies, just as we have, to address the slowdowns in the market. It may be difficult for these suppliers to meet delivery requirements in a period of rapid growth, therefore impacting our ability to meet our customers’ demands.

We rely on the financial strength of our suppliers. There can be no assurance that the loss of suppliers either as a result of financial viability, bankruptcy or otherwise will not have a material adverse effect on our business, results of operations or financial condition.

Our operations may be adversely impacted if our outsourced contract manufacturers or service providers fail to perform.

We depend on Flextronics International Ltd. (“Flextronics”) to manufacture and test our FLEX and J750 family of products from its facility in China. If for any reason Flextronics cannot provide us with these products in a timely fashion, or at all, we may not be able to sell these products to our customers until we enter a similar arrangement with an alternative contract manufacturer. If we experience a problem with our supply of products from Flextronics, it may take us significant time to either manufacture the product or find an alternate contract manufacturer, which could result in substantial expense and disruption to our business.

We have also outsourced a number of our general and administrative functions, including information technology, to reputable service providers, many of which are in foreign countries, sometimes impacting communication with them because of language and time difficulties. Their presence in foreign countries also increases the risk they could be exposed to political risk. Additionally, there may be difficulties encountered in coordinating the outsourced operations with existing functions and operations. If we fail in successfully coordinating and managing the outsourced service providers, it may cause an adverse affect on our operations which could result in a decline in our stock price.

We may not fully realize the benefits of our acquisition of Nextest, Eagle Test and other businesses that we may acquire or strategic alliances that we may form in the future.

In January 2008, we acquired Nextest, and in November 2008, we acquired Eagle. We may continue to acquire additional businesses, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing businesses. We may not be able to realize the expected synergies and cost savings from the integration with our existing operations of Nextest, Eagle Test and other businesses or technologies that we may acquire. In addition, the integration process for our acquisitions may be complex, costly and time consuming and include unanticipated issues, expenses and liabilities. We may have difficulty in developing, manufacturing and marketing the products of a newly acquired company in a manner that enhances the performance of our combined businesses or product lines and allows us to realize value from expected synergies. We cannot assure you that, following an acquisition, we will achieve the revenue or net income levels that justify the acquisition. Acquisitions may also result in one-time charges (such as acquisition-related expenses, write-offs or restructuring charges) or in the future, impairment of goodwill, that adversely affect our operating results. Additionally we may fund acquisitions of new businesses, strategic alliances or joint ventures by utilizing our cash, raising debt, issuing shares of our common stock, or by other means.

We may need additional financing, which could be difficult to obtain.

We expect, based upon our current estimate of our revenue and operating results for fiscal year 2009, that our cash, cash equivalents and marketable securities balance of approximately $374 million will be sufficient to meet our cash requirements for the next twelve months. If our estimates of revenue and operating results for fiscal year 2009 significantly decrease, we could be required to obtain additional financing. However, if financing is necessary, we cannot be certain that we will be able to obtain such financing or that the terms will be acceptable to us. In addition, financings may place restrictions on how we operate our business. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products and services, take advantage of future opportunities, grow our business or respond to competitive pressures, which could adversely harm our business.

Restrictive covenants in the agreement governing our senior credit facility, or in any other credit facility we may enter into, may restrict our ability to pursue business strategies.

The agreement governing our senior credit facility limits our ability, among other things, to: incur additional indebtedness; sell, transfer, license or dispose of assets; consolidate or merge; enter into transactions with our affiliates; and incur liens. In addition, our senior credit facility contains financial and other restrictive covenants that limit our ability to engage in activities that may be in our long term best interest, such as, subject to permitted exceptions, making capital expenditures in excess of certain thresholds, making investments, loans and other advances, and prepaying our other indebtedness while our indebtedness under our senior credit facility is outstanding. Our failure to comply with financial and other restrictive covenants could result in an event of default, which if not cured or waived, could result in the lenders requiring immediate payment of all outstanding borrowings or foreclosing on collateral pledged to them to secure the indebtedness. Although we intend to repay all amounts outstanding under, and terminate, our existing senior secured credit facility, we may enter into another credit facility or other agreement with similar or additional restrictions.

We have taken measures to address slowdowns in the market for our products, which could have long-term negative effects on our business or impact our ability to adequately address a rapid increase in customer demand.

We have taken, and continue to take, measures to address slowdowns in the market for our products. These measures include shifting more of our operations to lower cost regions, outsourcing manufacturing processes, divesting of certain businesses, implementing material cost reduction programs, reducing both the number of our employees and the compensation paid to our employees, and reducing planned capital expenditures and expense budgets. We cannot assure that the measures we have taken will not impair our ability to effectively develop and market products, to remain competitive in the industries in which we compete, to operate effectively, to operate profitably during slowdowns or to effectively meet a rapid increase in customer demand. These measures may have long-term negative effects on our business by reducing our pool of technical talent, decreasing or slowing improvements in our products, making it more difficult to hire and retain talented individuals and to quickly respond to customers or competitors in an upward cycle.

We may incur significant liabilities if we fail to comply with environmental regulations.

We are subject to both domestic and international environmental regulations and statutory strict liability relating to the use, storage, discharge, site cleanup and disposal of hazardous chemicals used in our manufacturing processes. If we fail to comply with present and future regulations, or are required to perform site remediation, we could be subject to future liabilities or costs, including penalties or the suspension of production. Present and future regulations may also:

•	restrict our ability to expand facilities;

•	restrict our ability to ship certain products into the European Union or elsewhere;

•	require us to modify our operations logistics;

•	require us to acquire costly equipment; or

•	require us to incur other significant costs and expenses.

Pursuant to present regulations and agreements, we are conducting groundwater and subsurface assessment and monitoring and are implementing remediation and corrective action plans for facilities located in California, Massachusetts and New Hampshire which are no longer conducting manufacturing operations. As of December 31, 2008, we have not incurred material costs as a result of the monitoring and remediation steps taken at the California, Massachusetts and New Hampshire sites.

On January 27, 2003, the European Union adopted the following directives: (i) the directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (the “RoHS Directive”); and (ii) the directive on Waste Electrical and Electronic Equipment (the “WEEE Directive”). The WEEE Directive became effective August 13, 2005 and the RoHS Directive became effective on July 6, 2006. Both the RoHS Directive and the WEEE Directive alter the form and manner in which electronic equipment is imported, sold and handled in the European Union. Other jurisdictions, such as China, have followed the European Union’s lead in enacting legislation with respect to hazardous substances and waste removal. Ensuring compliance with the RoHS Directive, the WEEE Directive and similar legislation in other jurisdictions, and integrating compliance activities with our suppliers and customers could result in additional costs and disruption to operations and logistics and thus could have a negative impact on our business, operations and financial condition.

We currently are and in the future may be subject to litigation that could have an adverse effect on our business.

From time to time, we may be subject to litigation or other administrative and governmental proceedings that could require significant management time and resources and cause us to incur expenses and, in the event of an adverse decision, pay damages in an amount that could have a material adverse effect on our financial position or results of operations.

For example, in connection with our August 2000 acquisition of each of Herco Technology Corp. and Perception Laminates, Inc., a complaint was filed on or about September 5, 2001 by the former owners of those companies naming as defendants Teradyne and two of our then executive officers. Additionally, in 2001, we were designated as a “potentially responsible party” at a clean-up site in Los Angeles, California and in 2008 we were notified of potential liability relating to contamination at a disposal site in West Covina, California. Both of these claims also arise out of our acquisition of Perception Laminates in August 2000. Prior to that date, Perception Laminates had itself acquired certain assets of Alco Industries Inc. under an asset purchase agreement dated October 20, 1992. These matters are further described in “Item 3: Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement.

Third parties may claim we are infringing their intellectual property and we could suffer significant litigation costs, licensing expenses or be prevented from selling our products.

We receive notifications from time to time that we may be in violation of patents held by others. In October 2008, we were served with patent infringement litigation from Xyratex Technology Ltd

(“Xyratex”). The Xyratex matter is further described in “Item 3: Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement. An assertion of patent infringement against us such as the Xyratex suit, if successful, could have a material adverse effect on our ability to sell our new hard disk drive testing product or it could force us to seek a license to the intellectual property rights of others or alter such product so that they no longer infringe the intellectual property rights of others. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical. Additionally, patent litigation, such as the Xyratex suit, could require a significant use of management resources and involve a lengthy and expensive defense, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain licenses, modify our products, or stop making our products; each of which could have a material adverse affect on our financial condition and operating results.

We have significant guarantees and indemnification obligations.

From time to time we make guarantees to customers regarding the performance of our products and guarantee certain indebtedness, performance obligations or lease commitments of our subsidiary and affiliate companies. We also have agreed to provide indemnification to our officers, directors, employees and agents, to the extent permitted by law, arising from certain events or occurrences while the officer, director, employee or agent, is or was serving at our request in such capacity. If we become liable under any of these obligations, it could materially and adversely affect our business, financial condition and operating results. For additional information see “Note K: Commitments and Contingencies—Guarantees and Indemnification Obligations” in Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement.

If we are unable to protect our intellectual property, we may lose a valuable asset or may incur costly litigation to protect our rights.

We protect the technology that is incorporated in our products (“IP”) in several ways, including through patent, copyright, and trade secret protection and by contractual agreement. However, even with these protections, our IP may still be challenged, invalidated or subject to other infringement actions. While we believe that our IP has value in the aggregate, no single element of our IP is in itself essential. If a significant portion of our IP is invalidated or ineffective, our business could be materially adversely affected. In addition, we receive notifications from time to time that we may be in violation of patents held by others. An assertion of patent infringement against us, if successful, could have a material adverse effect on our ability to sell our products, or require a significant use of management resources and necessitate a lengthy and expensive defense which could adversely affect our operating results.

Our business may suffer if we are unable to attract and retain key employees.

Competition for employees with skills we require is intense in the high technology industry. Our success will depend on our ability to attract and retain key technical employees. The loss of one or more key or other employees, a decrease in our inability to attract additional qualified employees, or the delay in hiring key personnel could each have a material adverse effect on our business, results of operations or financial condition.

Acts of war, terrorist attacks and the threat of domestic and international terrorist attacks may adversely impact our business.

Acts of war and terrorist attacks may cause damage or disruption to our employees, facilities, customers, suppliers and distributors which could have a material adverse effect on our business,

results of operation or financial condition. As we, our outsourced manufacturing providers and our suppliers sell and manufacture products both in the United States and internationally, the threat of future terrorist attacks could lead to changes in security and operations at these locations which could increase our operating costs and which may adversely affect our business. Such conflicts may also cause damage or disruption to transportation and communication systems. We have completed some emergency preparedness planning and have a business continuity plan in case some of these events occur. However, we cannot be certain that our plans will be effective in the event of a disaster or other situation. All of these conditions make it difficult for us, and our customers, to accurately forecast and plan future business activities and could have a material adverse effect on our business, financial condition and results of operations.

Provisions of our charter and by-laws and Massachusetts law make a takeover of Teradyne more difficult.

During 2007, we made several important corporate governance changes, which included declassification of our Board of Directors, adoption of majority voting standard for the election of our directors, and early termination of our stockholder rights plan. Despite these changes, there are still provisions in our basic corporate documents and under Massachusetts law that could discourage, delay or prevent a change in control, even if a change in control may be regarded as beneficial to some or all of our stockholders.

The calculations of (i) our model cost structure, (ii) the revenues we need to achieve any non-GAAP operating profit (as defined), any EBITDA (as defined) or certain non-GAAP operating profit margins (as defined), and (iii) the impact of expected cost reductions on the revenues needed to achieve any non-GAAP operating profit (as defined), any EBITDA (as defined) or certain non-GAAP operating profit margins (as defined) all require certain assumptions and estimates that may differ materially from our actual revenues and other results and the actual impact of our cost reductions on our non-GAAP operating profit (as defined), EBITDA (as defined) and non-GAAP operating profit margins (as defined).

The calculations of our model cost structure are based on management estimates and assumptions regarding, for example, the appropriate balance between the fixed and variable costs in our model cost structure, the timing and amount of cost savings we will be able to achieve, our ability to generate revenues in light of cost savings, including as a result of reduced headcount, and certain other assumptions. In addition, we have adjusted our model cost structure to reduce it by $18 million associated with an annualized estimate of inventory writedowns that we do not anticipate having to take in the future. Based on these estimates and assumptions, which in some cases are based on preliminary information that may change in the future, we estimate what we believe would be the amount of revenues we would need to generate to achieve any non-GAAP operating profit (as defined), any EBITDA (as defined) or certain non-GAAP operating profit margins (as defined). We may not achieve these cost savings in a timely manner or at all. In addition, although our management believes these assumptions and estimates are reasonable, both the model cost structure and the operating metrics represent management’s performance targets and we have not achieved these targets historically and they are not guarantees of future performance. Moreover, given how these amounts are calculated and the preliminary nature of some of the information and unpredictability associated with the underlying assumptions and estimates, investors should not place undue reliance upon these amounts as they may not reflect actual results, which could be materially different.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $169.5 million (or approximately $184.1 million if the underwriters exercise in full their option to purchase additional notes) after payment of discounts and commissions and estimated offering expenses to be paid by us.

We intend to use approximately $122.5 million of the net proceeds of this offering and of the proceeds of the warrant transaction to repay amounts outstanding under, and to terminate, our senior secured credit facility. As of March 30, 2009, the amount of borrowings outstanding under our senior secured credit facility was approximately $122.5 million. We have used these funds to finance a portion of the acquisition price of Eagle Test and for general corporate purposes. The indebtedness under our senior secured credit facility bears interest, at our election, at a rate per annum equal to (i) the Eurodollar Rate (as defined in our credit agreement) plus a margin that varies between 3.00% and 3.50% based on our Consolidated Leverage Ratio (as defined in our credit agreement) or (ii) the Base Rate (as defined in our credit agreement) plus a margin that varies between 2.00% and 2.50% based on our Consolidated Leverage Ratio. As of March 30, 2009, the weighted average interest rate under our senior secured credit facility was 5.4%. Our senior secured credit facility has a maturity date of November 14, 2011.

We also intend to use approximately $59.5 million (or approximately $64.6 million if the underwriters exercise in full their option to purchase additional notes) of the net proceeds of this offering and of the proceeds of the warrant transaction to pay the cost of the convertible note hedge transactions as described in “Description of Convertible Note Hedge and Warrant Transactions.” We expect to receive proceeds of approximately $39.6 million from the warrant transaction (or $43.0 million if the hedge counterparty exercises in full its option to purchase additional warrants). Remaining proceeds will be used for general corporate purposes.

Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a lender and the administrative agent, swingline lender and letter of credit issuer under our senior secured credit facility and will receive a significant portion of the net proceeds of the offering that may result in Bank of America, N.A. or its affiliate receiving more than 10% of the net proceeds of this offering.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “TER.” The following table presents, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange.

	High	Low
Year Ended December 31, 2007
First Quarter	$17.30	$14.64
Second Quarter	18.53	16.22
Third Quarter	18.28	13.72
Fourth Quarter	14.36	10.02
Year Ended December 31, 2008
First Quarter	13.13	8.75
Second Quarter	14.50	10.53
Third Quarter	11.38	7.88
Fourth Quarter	8.24	2.80
Year Ending December 31, 2009
First Quarter (through March 31, 2009)	$5.52	$3.24

As of March 30, 2009, there were approximately 2,648 holders of record of our common stock. On March 31, 2009, the last reported sale price for our common stock on the New York Stock Exchange was $4.38 per share.

DIVIDEND POLICY

We have never paid cash dividends because it has been our policy to use earnings to finance expansion and growth and for repurchases of our common stock. Payment of future cash dividends will rest within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition.

Selected Historical Consolidated Financial Data

Teradyne, Inc.

The following table sets forth our selected historical financial information for each of the years ended December 31, 2004, 2005, 2006, 2007 and 2008. The selected historical financial information for each of the years ended December 31, 2006, 2007 and 2008 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement.

The following information is a summary only and should be read together with (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated by reference in this prospectus supplement, (ii) all the consolidated financial statements and the related notes and other financial information included or incorporated by reference in this prospectus supplement, (iii) the information set forth under the heading “Risk Factors” and (iv) the information set forth under the heading “Unaudited Pro Forma Condensed Combined Financial Statements.”

	Fiscal Year Ended December 31,
	2004	2005	2006	2007	2008
	(In thousands, except per share data)
Consolidated Statement of Operations Data (1) (2):
Net revenues:
Products	$1,150,162	$847,246	$1,118,811	$861,583	$836,045
Services	224,978	197,858	237,438	240,697	270,997

Total net revenues	1,375,140	1,045,104	1,356,249	1,102,280	1,107,042
Cost of revenues:
Cost of products	582,869	502,231	550,312	430,464	451,225
Cost of services	146,353	147,815	154,055	158,383	157,625

Total cost of revenues	729,222	650,046	704,367	588,847	608,850

Gross profit	645,918	395,058	651,882	513,433	498,192
Operating expenses:
Engineering and development	243,527	216,373	202,436	204,344	216,461
Selling and administrative	241,413	240,505	278,832	248,096	247,789
Acquired intangible asset amortization	3,643	3,643	3,644	3,667	20,633
In-process research and development	—	—	—	16,700	1,600
Restructuring and other, net	1,211	17,644	(36,033)	(659)	62,775
Goodwill impairment	—	—	—	—	333,281

Total operating expenses	489,794	478,165	448,879	472,148	882,539

Income (loss) from operations	156,124	(83,107)	203,003	41,285	(384,347)
Interest income	15,387	17,790	44,624	39,066	12,558
Interest expense and other	(18,465)	(18,069)	(11,596)	(1,108)	(14,236)

Income (loss) from continuing operations before income taxes	153,046	(83,386)	236,031	79,243	(386,025)
Provision (benefit) for income taxes	21,849	(19,730)	27,869	7,360	12,577

Income (loss) from continuing operations	131,197	(63,656)	208,162	71,883	(398,602)
Income (loss) from discontinued operations before income taxes	34,928	186,653	(5,636)	6,346	768
Provision for income taxes	888	32,349	3,769	518	—

Income (loss) from discontinued operations	34,040	154,304	(9,405)	5,828	768

Net income (loss)	$165,237	$90,648	$198,757	$77,711	$(397,834)

	Fiscal Year Ended December 31,
	2004	2005	2006	2007	2008
	(In thousands, except per share data)
Income (loss) from continuing operations per common share:
Basic	$0.68	$(0.32)	$1.07	$0.39	$(2.34)

Diluted	$0.67	$(0.32)	$1.06	$0.39	$(2.34)

Net income (loss) per common share:
Basic	$0.85	$0.46	$1.02	$0.42	$(2.33)

Diluted	$0.84	$0.46	$1.01	$0.42	$(2.33)

Weighted average common share-basic	194,048	196,283	194,729	184,020	170,593

Weighted average common share-diluted	197,432	196,283	204,414	185,374	170,593

	As of December 31,
	2004	2005	2006	2007	2008
	(In thousands)
Consolidated Balance Sheet Data (1) (2):
Cash and cash equivalents	$209,147	$340,699	$568,025	$562,371	$$322,705
Marketable securities (3)	482,046	586,994	376,593	180,571	51,613
Working capital (4)	529,268	579,447	629,694	721,699	311,690
Total assets	1,922,562	1,859,732	1,721,055	1,555,288	1,235,247
Long-term liabilities (5)	512,440	101,571	100,152	102,880	162,172
Total shareholders’ equity	1,133,564	1,242,666	1,361,187	1,229,174	706,112

RATIO OF EARNINGS TO FIXED CHARGES

Fiscal Year Ended
	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2008
Ratio of earnings to fixed charges (6) (7)	6.71x	—	13.74x	11.87x	—
Ratio of earnings to fixed charges (pro forma as-adjusted) (8) (9)					—

(1)	As a result of the divestiture of Broadband Test Division and Connection Systems, we are reporting Broadband Test Division and Connection Systems as discontinued operations for all periods and balance sheet dates presented.
(2)	The Consolidated Statement of Operations Data for the year ended December 31, 2008 includes the results of operations of Nextest from January 24, 2008 and the results of operations of Eagle Test from November 14, 2008. The Consolidated Balance Sheet Data as of December 31, 2008 includes the acquired Nextest and Eagle Test assets.
(3)	As of December 31, 2008, marketable securities consisted of $51.6 million of marketable securities classified as non-current assets, including $26.0 million of auction rate securities. As of December 31, 2007, marketable securities consisted of $75.6 million of marketable securities classified as current assets and $105.0 million classified as non-current assets. As of December 31, 2006, 2005 and 2004, marketable securities consisted of $47.8 million, $354.0 million and 75.4 million, respectively, of marketable securities classified as current assets and $328.8 million, $233.0 million and $406.6 million, respectively, classified as non-current assets. Marketable securities with remaining maturities of more than twelve months from December 31, 2008, 2007, 2006, 2005 and 2004, respectively, were classified as non-current assets.
(4)	Working capital is current assets less current liabilities.
(5)	Long-term liabilities is total liabilities less total current liabilities.
(6)	The ratio of earnings to fixed charges is calculated by dividing (a) earnings from continuing operations before income taxes plus fixed charges, by (b) fixed charges. Earnings from continuing operations before income taxes for the year ended December 31, 2008 includes (i) a goodwill impairment charge of $333.3 million, (ii) the results of operations of Nextest from January 24, 2008 and (iii) the results of Eagle Test from November 14, 2008. Fixed charges consist of interest expense and an estimate of the interest within rental expense.
(7)	Due to Teradyne’s loss for the years ended December 31, 2008 and December 31, 2005, the ratio of earnings to fixed charges in such periods was less than 1:1. (Loss) income from continuing operations before income taxes was insufficient to cover fixed charges by $386.0 million and $83.4 million, respectively, in those periods.

(8)	In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”). FSP No. APB 14-1 specifies that issuers of convertible debt that may be wholly or partially settled in cash should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The new FSP became effective for Teradyne on January 1, 2009, and for pro forma purposes, Teradyne has bifurcated the notes and the accretion of the equity component to increase GAAP interest expense.
(9)	The ratio of earnings to fixed charges (pro forma as-adjusted) is calculated on a pro forma as-adjusted basis to give effect to (i) the Financing, (ii) the Eagle Test and Nextest acquisitions and (iii) the application of the provisions of FSP No. APB 14-1. The ratio of earnings to fixed charges on a pro forma as-adjusted basis for the year ended December 31, 2008 was less than 1:1. Pro forma as adjusted (loss) income from continuing operations before income taxes was insufficient to cover fixed charges by $395.4 million for such period.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2008:

•	on a historical basis; and

•	on an as-adjusted pro forma basis to give effect to the Financing.

This information should be read in conjunction with all the consolidated financial statements, including the notes thereto, and other financial information pertaining to us incorporated herein by reference as well as the unaudited pro forma combined financial statements, including the notes thereto, included under the caption “Unaudited Pro Forma Condensed Combined Financial Statements” and the information set forth under the heading “Risk Factors.”

	As of December 31, 2008 (In thousands, except per share data)

	Historical	As Adjusted Pro Forma (2)

Cash and cash equivalents (1)	$322,705	$349,743

Current debt	$122,500	$—
Long-term debt	$—	$115,485
Shareholders’ equity:
Common Stock, $0.125 par value, 1,000,000 shares authorized, 169,651 shares issued and outstanding at December 31, 2008	21,206	21,206
Additional paid-in capital	1,124,390	1,163,955
Accumulated other comprehensive loss	(148,108)	(148,108)
Accumulated deficit	(291,376)	(294,083)

Total shareholders’ equity	706,112	742,970

Total capitalization	$828,612	$858,455

(1) Amounts shown do not include marketable securities with remaining maturities of more than twelve months from December 31, 2008, which marketable securities were:

	As of December 31, 2008 (In thousands)

	Historical	As Adjusted Pro Forma

Long-term marketable securities	$51,613	$51,613

(2) In May 2008, FASB issued FSP No. APB 14-1. FSP No. APB 14-1 specifies that issuers of convertible debt that may be wholly or partially settled in cash should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The new FSP became effective for Teradyne on January 1, 2009, and for pro forma purposes, Teradyne has bifurcated the notes and the accretion of the equity component to increase GAAP interest expense. The as adjusted pro forma amounts reflect the bifurcation of the notes as of December 31, 2008.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 24, 2008, we completed our acquisition of Nextest. We acquired all of the outstanding shares of common stock of Nextest, at a price of $20.00 per share in cash. On November 14, 2008, we completed our acquisition of Eagle Test. We acquired all of the outstanding shares of common stock of Eagle Test, at a price of $15.65 per share in cash. The accompanying unaudited pro forma condensed combined statement of operations gives effect to the following transactions, which we refer to collectively as the “Transactions”:

•	our payment of $373.9 million in cash, including acquisition related transaction costs, for the Nextest acquisition;

•	our payment of $367.9 million in cash, including acquisition related transaction costs, for the Eagle Test acquisition; and

•	the Financing,

in each case, as if they had occurred on January 1, 2008. Our pro forma condensed consolidated balance sheet gives effect to the Financing as if it had occurred on December 31, 2008.

The unaudited pro forma condensed combined statement of operations is not intended to represent or be indicative of the consolidated results of operations of Teradyne that would have been reported had the Transactions been completed as of January 1, 2008, and should not be taken as representative of the future results of operations of Teradyne if the Financing occurs. The unaudited pro forma condensed consolidated balance sheet is not intended to represent or be indicative of the consolidated financial position of Teradyne that would have been reported had the Financing been completed as of December 31, 2008, and should not be taken as representative of the future financial position of Teradyne if the Financing occurs. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma statement of operations does not reflect any operating efficiencies and cost savings that Teradyne may achieve with respect to the combined companies. These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the Eagle Test acquisition. The Eagle Test purchase price allocation is preliminary pending the final determination of the fair value of certain acquired tax assets and assumed tax liabilities and the completion of facility exit and restructuring plans. Any adjustments to fair value may change the allocation of the Eagle Test purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma financial information. Any such changes could be significant.

For the basis of presentation for the pro forma financial statements, please see footnote 1. The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes thereto and the historical consolidated financial statements of Eagle Test and Nextest, as well as in conjunction with Teradyne’s historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference in this prospectus supplement and the information set forth under the heading “Description of Convertible Note Hedge and Warrant Transactions”. See the information set forth under “Risk Factors” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2008

(IN THOUSANDS)

	December 31, 2008 Teradyne Historical	Financing (4)(6)		Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$322,705	$27,038	(6)(A)	$349,743
Accounts receivable, net	109,625	—		109,625
Inventories
Parts	89,140	—		89,140
Assemblies in process	56,780	—		56,780
Finished goods	22,531	—		22,531

Net inventories	168,451	—		168,451
Prepayments and other current assets	77,872	—		77,872

Total current assets	678,653	27,038		705,691
Property, plant and equipment, at cost	782,774	—		782,774
Less: accumulated depreciation	484,325	—		484,325

Net property, plant and equipment	298,449	—		298,449
Marketable securities	51,613	—		51,613
Other assets	19,534	2,805	(6)(A)	22,339
Intangible assets, net	186,998	—		186,998
Goodwill	—	—		—

Total assets	$1,235,247	$29,843		$1,265,090

LIABILITIES
Current liabilities:
Accounts payable	$61,164	$—		$61,164
Accrued employees’ compensation and withholdings	73,521	—		73,521
Deferred revenue and customer advances	58,030	—		58,030
Other accrued liabilities	51,748	—		51,748
Current debt	122,500	(122,500	)(6)(A)	—

Total current liabilities	366,963	(122,500)		244,463
Retirement plans liabilities	125,877	—		125,877
Long-term other accrued liabilities	36,295	—		36,295
Convertible notes due 2014 offered hereby	—	115,485	(6)(A)	115,485

Total liabilities	529,135	(7,015)		522,120

SHAREHOLDERS’ EQUITY
Common stock	21,206	—		21,206
Additional paid-in capital	1,124,390	39,565	(6)(A)	1,163,955
Accumulated other comprehensive loss	(148,108)	—		(148,108)
Accumulated deficit	(291,376)	(2,707	)(6)(A)	(294,083)

Total shareholders’ equity	706,112	36,858		742,970

Total liabilities and shareholders’ equity	$1,235,247	$29,843		$1,265,090

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2008

(in Thousands, Except Per Share Data)

	Teradyne Historical For the Year Ended December 31, 2008	Nextest Historical For the Period of December 30, 2007 to January 24, 2008 (5)	Eagle Historical For the Period January 1, 2008 to November 14, 2008 (5)	Nextest Pro Forma Adjustments (2)(6)(7)		Eagle Pro Forma Adjustments (3)(6)(7)		Financing Pro Forma Adjustments (4)(6)		Pro Forma Combined
Net revenues:
Products	$836,045	$9,107	$101,336	$—		$—		$—		$946,488
Services	270,997	624	7,332	—		—		—		278,953

Total net revenues	1,107,042	9,731	108,668	—		—		—		1,225,441
Cost of revenues:
Cost of products	451,225	4,378	40,539	(4,345	)(6)(B)	(700	)(6)(B)	—		491,097
Cost of services	157,625	265	1,930	—		—		—		159,820

Total cost of revenues	608,850	4,643	42,469	(4,345)		(700)		—		650,917

Gross profit	498,192	5,088	66,199	4,345		700				574,524
Operating expenses:
Engineering and development	216,461	1,072	11,675	—		—		—		229,208
Selling and administrative	247,789	7,257	34,706	(5,651	)(6)(C)	—		—		284,101
Acquired intangible asset amortization	20,633	—		1,123	(6)(D)	12,477	(6)(H)	—		34,233
In-process research and development	1,600	—	—	(1,100	)(6)(E)	(500	)(6)(E)	—		—
Restructuring and other, net	62,775	—	11,928	—		(11,928	)(6)(I)	—		62,775
Goodwill Impairment	333,281	—	—	—		—		—		333,281

Total operating expenses	882,539	8,329	58,309	(5,628)		49		—		943,598

(Loss) income from operations	(384,347)	(3,241)	7,890	9,973		651		—		(369,074)
Interest income	12,558	314	3,297	(758	)(6)(F)	(7,404	)(6)(J)	—		8,007
Interest expense and other	(14,236)	(6)	(33)	—		—		(20,009	)(6)(K)	(34,284)

(Loss) income from continuing operations before income taxes	(386,025)	(2,933)	11,154	9,215		(6,753)		(20,009)		(395,351)
Provision (benefit) for income taxes	12,577	(35)	6,702	924	(6)(G)	(56	)(6)(G)	(157	)(6)(G)	19,955

(Loss) income from continuing operations	$(398,602)	$(2,898)	$4,452	$8,291		$(6,697)		$(19,852)		$(415,306)

EARNINGS PER SHARE INFORMATION:
Income from continuing operations per common share:
Basic	$(2.34)									$(2.43)
Diluted	$(2.34)									$(2.43)
Weighted average common shares (in 000s):
Basic	170,593									170,593
Diluted	170,593									170,593

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

On January 24, 2008, we completed our acquisition of Nextest. We acquired all of the outstanding shares of common stock of Nextest, at a price of $20.00 per share in cash. On November 14, 2008, we completed our acquisition of Eagle Test. We acquired all of the outstanding shares of common stock of Eagle Test, at a price of $15.65 per share in cash. The accompanying unaudited pro forma condensed combined statement of operations give effect to the following transactions, which we refer to collectively as the “Transactions”:

•	our payment of $373.9 million in cash, including acquisition related transaction costs, for the Nextest acquisition;

•	our payment of $367.9 million in cash, including acquisition related transaction costs, for the Eagle Test acquisition;

•	the Financing,

in each case, as if they had occurred on January 1, 2008. Our pro forma condensed consolidated balance sheet gives effect to the Financing as if it had occurred on December 31, 2008.

Teradyne, Eagle Test and Nextest have different fiscal year ends, which end on December 31, September 30 and the last Saturday in June, respectively. As a result, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 has been derived from:

•	the audited historical consolidated statement of operations of Teradyne for the year ended December 31, 2008;

•	the unaudited historical condensed consolidated statement of operations of Nextest for the period December 30, 2007 to January 24, 2008; and

•	the unaudited historical condensed consolidated statement of net income of Eagle Test for the period January 1, 2008 to November 14, 2008.

The unaudited pro forma condensed combined statement of operations is not intended to represent or be indicative of the consolidated results of operations of Teradyne that would have been reported had the Transactions been completed as of January 1, 2008, and should not be taken as representative of the future results of operations of Teradyne if the Financing occurs. The unaudited pro forma condensed consolidated balance sheet is not intended to represent or be indicative of the consolidated financial position of Teradyne that would have been reported had the Financing been completed as of December 31, 2008, and should not be taken as representative of the future financial position of Teradyne if the Financing occurs. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma statement of operations does not reflect any operating efficiencies and cost savings that Teradyne may achieve with respect to the combined companies. These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the Eagle Test acquisition. The Eagle Test purchase price allocation is preliminary pending the final determination of the fair value of certain acquired tax assets and assumed tax liabilities and the completion of facility exit and restructuring plans.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 does not reflect nonrecurring charges resulting from each of the Nextest and

Eagle Test acquisition transactions. The nonrecurring charges resulting from each of the Nextest and Eagle Test acquisition transactions are in-process research and development, fair value of acquired inventory and investment advisory and legal costs incurred and expensed by Nextest and Eagle Test as a direct result of each such acquisition prior to the acquisition. See footnote 7 for a description of nonrecurring charges.

2. NEXTEST ACQUISITION

On January 24, 2008, we acquired all of the outstanding shares of Nextest, a publicly held company based in San Jose, California. Under the terms of the merger agreement, Nextest stockholders received $20.00 per share in cash for each Nextest share. In addition, outstanding Nextest stock options and restricted stock units were assumed by us and were converted into stock options to purchase, and restricted stock units representing, Teradyne common stock.

This acquisition has been accounted for as a business combination using purchase accounting. The total purchase price of $399.8 million was comprised of (in thousands):

Cash paid to acquire the outstanding common stock of Nextest	$367,801
Fair value of Nextest options and restricted stock assumed	25,855
Acquisition-related transaction costs	6,115

Total purchase price	$399,771

Purchase Price Allocation

The allocation of the total purchase price to Nextest’s net tangible and identifiable intangible assets was based on their estimated fair values as of January 24, 2008. The excess of the purchase price over the identifiable intangible and net tangible assets was allocated to goodwill. The total purchase price of $399.8 million has been allocated as follows (in thousands):

Goodwill	$170,492
Other intangible assets	99,800
Tangible assets acquired and liabilities assumed:
Cash and cash equivalents	88,513
Other current assets	55,550
Non-current assets	16,306
Accounts payable and current liabilities	(26,448)
Other long-term liabilities	(5,542)
In-process research and development:	1,100

Total purchase price	$399,771

As a result of our annual goodwill impairment test performed in December 2008, we recorded an impairment charge of $333.3 million, which included the goodwill related to Nextest.

Other intangible assets

We have estimated the fair value of other intangible assets using the income approach to value these identifiable intangible assets which are subject to amortization. Acquired intangible assets, other than goodwill, will be amortized on a straight-line basis over their estimated useful lives. The following table sets forth the components of these other intangible assets and their estimated useful lives at January 24, 2008:

	Fair Value	Estimated Useful Life
	(in thousands)	(in years)
Developed technology	$53,600	5.8
Customer relationships	45,900	6.8
Tradenames	300	1.0

Total intangible assets	$99,800	6.2

Tangible assets and liabilities

Tangible assets were recorded at their respective carrying amounts, which approximates fair value, except for inventory. We increased Nextest’s historical net carrying amount of certain inventory by $4.3 million to reflect its fair market value. The property and equipment, net are recorded at the historical carrying value, which we believe approximates fair value. Liabilities assumed have been recorded at their respective carrying amounts, which approximates fair value and the amount expected to be paid, except for deferred revenue and deferred rent. Deferred revenue and deferred rent were reduced by $7.4 million and $0.7 million, respectively, to reflect their fair values.

3. EAGLE TEST ACQUISITION

On November 14, 2008, we acquired all of the outstanding shares of Eagle Test, a publicly held company based in Buffalo Grove, Illinois. Under the terms of the merger agreement, Eagle Test stockholders received $15.65 per share in cash for each Eagle Test share. In addition, outstanding Eagle Test stock options were assumed by us and were converted into stock options to purchase Teradyne common stock. This acquisition has been accounted for as a business combination using purchase accounting. The total purchase price of $374.4 million was comprised of (in thousands):

Cash paid to acquire the outstanding common stock of Eagle Test	$362,787
Fair value of Eagle Test options assumed	6,517
Acquisition-related transaction costs	5,092

Total purchase price	$374,396

Preliminary Purchase Price Allocation

The preliminary allocation of the total Eagle Test purchase price to all tangible and intangible assets acquired and liabilities assumed was based on their estimated fair value as of November 14, 2008. Adjustments to these estimates will be included in the final allocation of the purchase price of Eagle Test, which changes could be material. The purchase price allocation is preliminary pending the final determination of the fair value of certain acquired tax assets and assumed tax liabilities and the completion of facility exit and restructuring plans. We expect to finalize the purchase price allocation in the second quarter of fiscal 2009. Accordingly, investors should not place undue reliance on these estimates. The excess of the purchase price over the identifiable intangible and net tangible assets was allocated to goodwill. The total purchase price of $374.4 million has been allocated as follows (in thousands):

Goodwill	$93,655
Other intangible assets	102,400
Tangible assets acquired and liabilities assumed:
Cash, cash equivalents and short-term marketable securities	88,051
Other current assets	61,066
Non-current assets	45,275
Accounts payable and current liabilities	(14,487)
Other long-term liabilities	(2,064)
In-process research and development:	500

Total purchase price	$374,396

As a result of our annual goodwill impairment test performed in December 2008, we recorded an impairment charge of $333.3 million, which included the goodwill related to Eagle Test.

Other intangible assets

We have estimated the fair value of other intangible assets using the income approach to value these identifiable intangible assets which are subject to amortization. Acquired intangible assets, other than goodwill, will be amortized on a straight-line basis over their estimated useful lives. The following table sets forth the components of these other intangible assets and their estimated useful lives at November 14, 2008:

	Fair Value	Estimated Useful Life
	(in thousands)	(in years)
Developed technology	$49,600	6.0
Customer relationships	41,600	10.7
Trademarks	10,900	13.0
Customer backlog	300	0.5

Total intangible assets	$102,400	8.7

Tangible assets and liabilities

Tangible assets were recorded at their respective carrying amounts, which approximates fair value, except for inventory and property and equipment. We increased Eagle Test’s historical net carrying amount of certain inventory by $16.1 million to reflect its estimated fair value, which is estimated to be recorded as an increase to cost of revenues in fiscal 2009. Property and equipment are recorded at fair value. Liabilities assumed have been recorded at their respective carrying amounts, which approximates fair value and the amount expected to be paid, except for deferred revenue. Deferred revenue and customer advances has been reduced by $3.7 million to reflect its estimated fair value of $1.0 million.

4. FINANCING

We are issuing $175.0 million aggregate principal amount 4.50% convertible senior notes due 2014 offered hereby. The notes are senior unsecured obligations and rank equally with all of our other existing and future senior unsecured debt. Holders may convert their notes at their option on any day prior to the close of business on the business day immediately preceding December 15, 2013, only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the price per $1,000 in principal amount of the notes for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for the notes on each such day as determined by us; (2) during any calendar quarter beginning after the calendar quarter ending March 31, 2009, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (3) upon the occurrence of certain events specified in the notes. Additionally, the notes will become convertible beginning on December 15, 2013 and ending on the second scheduled trading day prior to the maturity of the notes.

At our election, we may settle notes tendered for conversion entirely in cash, entirely in shares of common stock or by net share settlement. See “Description of the Notes—Conversion Rights—Settlement Upon Conversion.” The initial conversion rate for the notes will be 182.6484 shares of our common stock per $1,000 of principal amount of notes, which represents a 25 percent conversion premium and is equivalent to a conversion price of approximately $5.4750 per share of our common stock. The conversion price is subject to adjustment in some events as set forth in the indenture. For a description of these adjustments, see “Description of the Notes.” In addition, if a “fundamental change” (as defined in the indenture) occurs prior to the maturity date, we will in some cases increase the conversion rate for a holder of notes that elects to convert its notes in connection with such fundamental change.

We may not redeem the notes prior to their stated maturity date. Holders have the option, subject to certain conditions, to require us to repurchase any or all of the notes held by such holders in the event of a “fundamental change” at a price equal to 100% of the principal amount of the notes plus accrued interest to the date of repurchase, but excluding the relevant repurchase date.

Concurrently with the pricing of the notes, we entered into convertible note hedge transactions with respect to our common stock. The convertible note hedge transactions will cover, subject to customary antidilution adjustments, 31,963,470 shares of our common stock (or 34,703,196 shares if the underwriters exercise in full their option to purchase additional notes). Separately and concurrently with the pricing of the notes offered hereby, we entered into net-share settled warrant transactions whereby we will sell to the hedge counterparty warrants to acquire, subject to customary anti-dilution adjustments, up to 31,963,470 shares of our common stock, and the hedge counterparty has been granted a 13-day option to purchase warrants covering, subject to customary anti-dilution adjustments, an additional 2,739,726 shares of our common stock. However, even if the hedge counterparty exercises in full its option to purchase additional shares, we will not be obligated to deliver to the hedge counterparty more than 34,526,500 shares of common stock upon exercise of the warrants (which amount represents less than 19.99% of our outstanding shares of common stock as of March 31, 2009, without giving effect to any shares of common stock issuable pursuant to the warrant transaction), subject to customary anti-dilution adjustments. For a description of these convertible note hedge and warrant transactions, see “Description of Convertible Note Hedge and Warrant Transactions.”

The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock, as measured under the convertible note hedge transactions, at the time of exercise is greater than the strike price of the convertible note hedge transactions, which corresponds to the initial conversion price of the notes and is similarly subject to certain customary adjustments.

The convertible note hedge transactions and sold warrant transactions are separate transactions, are not part of the terms of the notes and will not affect the holders’ rights under the notes.

The cost of the convertible note hedge transactions and net proceeds from the sale of the warrants are classified in stockholders’ equity in the unaudited pro forma condensed consolidated balance sheet.

5. HISTORICAL INFORMATION

Nextest’s unaudited historical statement of operations for the period December 30, 2007 to January 24, 2008 is derived from Nextest’s unaudited historical financial statements.

Eagle Test’s unaudited historical statement of net income for the period January 1, 2008 to November 14, 2008 is derived from Eagle Test’s unaudited historical financial statements.

6. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated balance sheet and in the unaudited pro forma condensed combined statement of operations:

A.	To give effect to (i) the issuance by us of $175.0 million in aggregate principal amount 4.50% convertible senior notes due 2014, (ii) the payment of estimated offering fees and expenses of approximately $5.5 million, (iii) the estimated proceeds received by us from the warrant transaction described in this prospectus supplement of $39.6 million, (iv) the $59.5 million estimated cost to us of the convertible note hedge transaction described in this prospectus supplement, (v) the repayment of the $122.5 million outstanding aggregate principal amount on our senior secured credit facility, (vi) the write-off of $2.7 million of debt issue costs related to the senior secured credit facility and (vii) the application of FSP APB 14-1, resulting in $59.5 million being bifurcated and allocated to equity.

B.	To exclude the nonrecurring cost of revenue charge of $4.3 million and $0.7 million, respectively, to reflect acquired Nextest and Eagle Test inventory at fair value.

C.	To exclude the nonrecurring selling and administrative charge of $5.7 million for investment advisory and legal costs incurred and expensed by Nextest as a direct result of the acquisition prior to the completion of the acquisition.

D.	To record amortization of Nextest intangible assets acquired.

E.	To exclude the nonrecurring in-process research and development charge of $1.1 million and $0.5 million, respectively, related to each of the Nextest and Eagle Test acquisitions.

F.	To reduce interest income received/earned on cash utilized in connection with the Nextest acquisition, based on actual cash paid for the acquisition and acquisition costs, and the historical interest rate of 3% earned on Teradyne’s cash, cash equivalents and marketable securities.

G.	To record tax effects associated with the pro forma adjustments recorded in the condensed combined statement of operations.

H.	To record amortization of Eagle Test intangible assets acquired.

I.	To exclude the nonrecurring restructuring and other, net charge of $11.9 million for investment advisory and legal costs and stock-based compensation expense incurred and expensed by Eagle Test as a direct result of the acquisition prior to the completion of the acquisition.

J.	To reduce interest income received/earned on cash utilized in connection with the Eagle Test acquisition, based on actual cash paid for the acquisition and acquisition costs, and the historical interest rate of 2% earned on Teradyne’s cash, cash equivalents and marketable securities.

K.	To reflect $20.9 million of additional interest expense after giving effect to the issuance of 4.50% convertible senior notes due 2014 offered hereby and the application of the provisions of FSP APB 14-1. The adjustment assumes amortization of debt issuance costs of $5.5 million and the equity component of the notes of $59.5 million on a straight-line basis over the notes’ five year term. The $20.9 million of additional interest expense is reduced by $0.9 million to remove interest expense and amortization of deferred financing costs recorded in fiscal year 2008 related to the $122.5 million principal outstanding on the senior secured credit facility.

7. NONRECURRING CHARGES

The pro forma condensed combined statement of operations does not reflect the impact on cost of revenues of $4.3 million to reflect Nextest acquired inventory at fair value or the impact on operating expenses of an in-process research and development expense of $1.1 million related to Nextest. The pro forma condensed combined statement of operations does not reflect the impact on selling and administrative expenses of investment advisory and legal costs of $5.7 million incurred and expensed by Nextest as a direct result of the acquisition prior to the acquisition. The pro forma condensed combined statement of operations does not reflect the impact on cost of revenues of $0.7 million to reflect acquired Eagle Test inventory at fair value and on operating expenses of an in-process research and development expense of $0.5 million related to Eagle Test. The pro forma condensed combined statement of operations does not reflect the impact on restructuring and other, net of investment advisory and legal costs and stock-based compensation expense of $11.9 million incurred and expensed by Eagle Test as a direct result of the acquisition prior to the acquisition. Under SEC rules and regulations relating to pro forma financial statements, these amounts are considered to be nonrecurring charges and are excluded from the pro forma statement of operations.

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture to be dated as of April 6, 2009 (the “indenture”) between us and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and the notes and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. You may request a copy of the indenture (which includes a form of note) from us as set forth under the heading “Where You Can Find More Information.” We urge you to read the indenture (including the form of note) because it, and not this description, defines your rights as a holder of the notes. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Teradyne, Inc. and not to its subsidiaries.

General

The notes:

•	will be:

•	our general unsecured obligations;

•	equal in right of payment to all of our other senior unsecured indebtedness;

•	senior in right of payment to all indebtedness that is contractually subordinated to the notes;

•	structurally subordinated to all existing and future claims of our subsidiaries’ creditors, including trade creditors; and

•	effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness;

•	will be limited to an aggregate principal amount of $175 million (or $190 million if the underwriters exercise their option to purchase additional notes in full);

•	will mature on March 15, 2014 (the “maturity date”), unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will bear interest at a rate of 4.50% per year, payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning on September 15, 2009 as described under “—Interest;” and

•

will initially be represented by one or more registered notes in global form in the name of Cede & Co., as the nominee of The Depository Trust Company (“DTC”), but in certain limited circumstances described under the heading “—Global Notes, Book-Entry Form” below may be represented by notes in definitive form.

As of December 31, 2008, we and our subsidiaries had $122.5 million of senior indebtedness outstanding under our senior secured credit facility among us, as borrower, Bank of America, N.A., as Administrative Agent, RBS Citizens, N.A., as Syndication Agent, KeyBank National Association, as

Documentation Agent, Silicon Valley Bank and Toronto Dominion (New York) LLC and certain of our direct and indirect domestic subsidiaries from time to time party thereto, as guarantors. After completion of this offering and the application of the net proceeds therefrom, we will have an aggregate principal amount of $175 million (or $190 million if the underwriters exercises their option to purchase additional notes in full) of 4.50% convertible senior notes outstanding and no amounts outstanding under our senior secured credit facility. We intend to terminate our senior secured credit facility. Our obligations under the senior secured credit facility are currently guaranteed by certain of our domestic subsidiaries, currently Nextest and Eagle Test. Our subsidiaries are not guaranteeing the notes. Claims of creditors of our subsidiaries, including trade creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute senior indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of all of our subsidiaries.

Although we conduct some of our operations through Teradyne, we derive most of our revenues from, and hold most of our assets through, our subsidiaries, including Eagle and its subsidiaries. As a result, we may rely in part upon distributions and advances from our subsidiaries, including our foreign subsidiaries, in order to help us meet our payment obligations under the notes and our other obligations. Our subsidiaries are distinct legal entities and do not have any obligation (legal or otherwise) to provide us with distributions or advances. Many of our important subsidiaries are foreign entities and we may face tax or other adverse consequences, or legal limitations, on our ability to obtain funds from these entities.

Our subsidiaries will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables, and to any future preferred stock of our subsidiaries, to the extent of its liquidation preference. Neither we nor our subsidiaries are prohibited by the indenture from incurring additional debt or other liabilities. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. We cannot assure you that the agreements governing future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to satisfy our obligations under the indenture and the notes. In particular, there can be no assurance that sufficient funds will be available at the time of any conversion of the notes or any fundamental change to pay the principal portion of the conversion consideration or make any required repurchases, as described below. See “Risk Factors—Risk Factors Related to the Notes and the Offering—We may not have the ability to pay interest on the notes, to repurchase the notes upon a fundamental change or pay cash upon conversion.”

Subject to the satisfaction of certain conditions and during the periods described below, the notes may be converted into shares of our common stock (or cash or a combination of cash and shares of our common stock, if we so elect) at an initial conversion rate of 182.6484 shares of common stock per $1,000 in principal amount of notes (equivalent to an initial conversion price of approximately $5.4750 per share of common stock). The conversion rate is subject to adjustment if certain events described below occur. You will not receive any separate cash payment for interest accrued and unpaid to the “conversion date” (as defined below), except under the limited circumstances described below.

At any time on or prior to the 60th “scheduled trading day” (as defined below) preceding the maturity date of the notes, we may irrevocably elect net share settlement of the notes. If we make such an election, we will pay an amount in cash, calculated as described below, with respect to the principal amount of any notes tendered for conversion on a conversion date that follows the date of our irrevocable net share settlement election (the “principal portion”), together with cash or shares of our common stock to the extent that our payment obligations in respect of the notes exceed the principal portion. See “—Conversion Rights—Irrevocable Election of Net Share Settlement” and “—Conversion Rights—Settlement upon Conversion.”

The registered holder of a note will be treated as the owner of it for all purposes.

Other than the restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Adjustment to Shares Delivered upon Conversion in Connection with a Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. See “Risk Factors—Risk Factors Related to the Notes and the Offering—We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.”

We use the term “note” in this prospectus supplement to refer to each $1,000 in principal amount of notes.

Payments on the Notes; Paying Agent and Registrar

Through our paying agent, we will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

If notes are issued in certificated form in the future, we will pay the principal of, and interest on, those certificated notes at the office or agency designated by us. We have initially designated the trustee as our paying agent and registrar and the corporate trust office of the trustee as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of such notes and (ii) to holders having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”. We may at any time and from time to time purchase the notes in the open market or otherwise without prior notice to holders.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we, the trustee or registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion.

Interest

The notes will bear interest at a rate of 4.50% per year from the date of original issuance, expected to be April 6, 2009, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2009.

Interest will be paid to the person in whose name a note is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Unless otherwise stated, references to interest in this “Description of the Notes” include any extension fee that is payable (as described under “—Events of Default”).

Conversion Rights

General

Upon the occurrence of any of the conditions, and subject to the limitations, described below under the headings “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price” and “—Conversion upon Specified Corporate Events,” holders may convert their notes, in whole or in part, into shares of common stock (or cash or a combination of cash and shares of our common stock, if we so elect) at an initial conversion rate of 182.6484 shares of common stock per $1,000 in principal amount of notes, which is equivalent to an initial conversion price of approximately $5.4750 per share of common stock, at any time prior to the close of business on the business day immediately preceding December 15, 2013. On and after December 15, 2013, holders may convert their notes at any time prior to the close of business on the second scheduled trading day (as defined below) immediately preceding the maturity date of the notes, regardless of the conditions described below under the headings “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price” and “—Conversion upon Specified Corporate Events.” Holders do not have the right to convert their notes after the close of business on the second scheduled trading day immediately preceding the maturity date of the notes.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading or, if our common stock is not listed or admitted for trading on any exchange or market, a business day.

“Trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no “market disruption event” (as defined below).

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and the applicable conversion rate will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are at least $1,000 in principal amount and an integral multiple of $1,000 in principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a record date and the interest payment date to which it relates and you held the relevant notes on that record date. Our settlement of conversions as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest on the note to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are surrendered for conversion from and after 5:00 p.m., New York City time, on any regular record date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from and after 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•

if we have specified a “fundamental change repurchase date” (as defined below) that is after a record date and on or prior to the next scheduled trading day following the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest remains unpaid at the time of conversion with respect to such notes; or

•	in respect of any conversions that occur after the record date immediately preceding the maturity date.

Upon conversion, we will deliver shares of our common stock (or cash or a combination of cash and shares of our common stock, if we so elect), as described under “—Settlement upon Conversion” below.

If we have made the irrevocable net share settlement election, the indenture requires us to pay the principal portion of the notes in cash upon conversion. In addition, we may be required to repurchase the notes for cash at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, upon the occurrence of a fundamental change. Our current and future debt or other agreements may restrict our ability to pay the principal portion of the notes in cash upon conversion or in connection with the repurchase of notes upon a fundamental change. Our failure to pay in cash the principal portion of the notes when converted (if we have made the irrevocable net share settlement election) or to repurchase the notes following a fundamental change would result in an event of default with respect to the notes. See “Risk Factors—Risk Factors Related to the Notes and the Offering—We may not have the ability to pay interest on the notes, to repurchase the notes upon a fundamental change or pay cash upon conversion.”

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding December 15, 2013, a holder may surrender notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined below) per $1,000 in principal amount of the notes for each day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined below) of our common stock and the applicable conversion rate for the notes for such date, as determined by us and subject to compliance with the procedures and conditions described below concerning our obligation to make such determination (the “trading price condition”).

We will have no obligation to determine the trading price of the notes unless a holder provides us with reasonable evidence that the trading price per $1,000 in principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will determine the trading price of the notes in the manner described below beginning on the next trading day and on each successive trading day until the trading price per $1,000 in principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not, when we are obligated to, determine the trading price of the notes, then the trading price per $1,000 in principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

If the trading price condition has been met, we will so notify the holders of the notes. If, at any time after the trading price condition has been met, the trading price per $1,000 in principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so notify the holders of the notes.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by us or our agent for $2.0 million in principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include one or more of the underwriters; provided, however, that if three such bids cannot reasonably be obtained, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid is reasonably obtained, that one bid will be used. If at least one bid for $2.0 million in principal amount of the notes cannot reasonably be obtained, then the trading price per $1,000 in principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange or automated quotation service on which our common stock is traded or quoted. If our common stock is not listed for trading on a U.S. national or regional securities exchange or automated quotation service on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or a similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include one or more of the underwriters, selected by us for this purpose. Any such determination will be conclusive absent manifest error.

Conversion Based on Common Stock Price

Prior to the close of business on the business day immediately preceding December 15, 2013, a holder may surrender its notes for conversion during any calendar quarter beginning after the calendar quarter ending March 31, 2009 (and only during such calendar quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter.

Conversion upon Specified Corporate Events

If we elect to:

•

distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 days after the date of such distribution to subscribe for or purchase shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the ten consecutive trading day period ending on and including the trading day immediately preceding the declaration date of such distribution; or

•

distribute to all or substantially all holders of our common stock our assets (including cash), debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes and the trustee at least 30 scheduled trading days prior to the “ex-date” (as defined below) for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of (i) 5:00 p.m., New York City time, on the business day immediately preceding the ex-date for such distribution or (ii) our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time (in which event the holder would be permitted to withdraw its notes submitted for conversion). The “ex-date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question. Holders of the notes may not exercise this right if they may participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount of notes held by such holders divided by $1,000, without having to convert their notes.

If an event constituting a “fundamental change” (as defined below) occurs, we will notify holders and the trustee of the occurrence of any such event no later than the date on which such event occurs or becomes effective (the “fundamental change effective date”) and issue a press release on such date. Once we have given such notice, a holder may surrender notes for conversion at any time from the fundamental change effective date until the fundamental change repurchase date corresponding to such event. In addition, if a fundamental change occurs, a holder may be entitled to receive an increase in the conversion rate in the form of “additional shares” (as defined below) upon any conversion made in connection with certain fundamental changes as described below under “—Adjustment to Shares Delivered upon Conversion In Connection with a Fundamental Change.”

You will also have the right to convert your notes if we are a party to a combination, merger, recapitalization, reclassification, binding share exchange or other similar transaction or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property, that does not also constitute a fundamental change. In such event, you will have the right to convert your notes at any time beginning on the earlier of (i) the date on which we notify holders of such transaction and (ii) the effective date of such transaction and ending on the 35th scheduled trading day following the effective date of such transaction. We will use our reasonable best efforts to notify holders and the trustee at least 30 scheduled trading days prior to the anticipated effective date of any such transaction, and in any event will give such notice no later than the actual effective date of any such transaction.

Conversion on and after December 15, 2013

On and after December 15, 2013 and prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the notes, holders may surrender their notes for conversion regardless of whether any of the conditions described above under “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price” or “—Conversion upon Specified Corporate Events” has been satisfied.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must:

•	comply with DTC’s procedures for converting a beneficial interest in a global note;

•	if required, pay funds equal to interest payable on the next interest payment date as described above; and

•	pay any taxes or duties for which you are responsible as described above.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date as described above.

The date you comply with these requirements is the “conversion date” under the indenture. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date and the converting holder will be treated as a holder of record of shares of our common stock as of the time such shares of our common stock issuable as part of the related conversion obligation is determined.

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, such holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Irrevocable Election of Net Share Settlement

At any time on or prior to the 60th scheduled trading day preceding the maturity date of the notes, we may irrevocably elect net share settlement of the notes. If we make such an election, we will pay an amount in cash equal to the principal portion of any notes tendered for conversion on a conversion date that follows the date of our irrevocable net share settlement election, together with shares of our common stock to the extent that our payment obligations in respect of the notes exceed such principal portion, as described below under “—Settlement upon Conversion.” This irrevocable net share settlement election is in our sole discretion and does not require the consent of the holders of the notes.

Upon making such election, we will promptly (i) issue a press release and post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.

We may irrevocably renounce this right to elect net share settlement of the notes at any time prior to the earlier of the (i) 60th scheduled trading day preceding the maturity date of the notes and (ii) our exercise of such right. Upon such renunciation, we will no longer have the right to elect the net share settlement with respect to the notes, and any such attempted election shall have no effect.

Settlement upon Conversion

Unless we have made an irrevocable net share settlement election as described above under “—Irrevocable Election of Net Share Settlement,” we may elect to settle notes tendered for conversion (i) entirely in cash, (ii) entirely in shares of our common stock (except for cash in lieu of any fractional shares as described below) or (iii) by net share settlement. If we have made the irrevocable net share settlement election, however, we may only settle such notes by net share settlement. We will inform the holders so converting through the trustee of the method we choose to satisfy our obligation upon conversion of the notes no later than the second scheduled trading day immediately following the related conversion date. If we do not provide such a notice, we will be presumed to have elected to satisfy our obligation by net share settlement.

Prior to the 60th scheduled trading day preceding the maturity date of the notes, we may deliver a one-time notice to the holders of the notes designating the settlement method for all conversions that occur on or after the 60th scheduled trading day prior to such maturity date. If we do not give such notice, then we will settle all such conversions of the notes by net share settlement.

We will treat all holders of notes converting on the same trading day in the same manner. Except for all conversions that occur on or after the 60th scheduled trading day preceding the maturity date of the notes, we will not, however, have any obligation to repay any notes tendered for conversion on different trading days in the same manner. That is, we may choose on one trading day to settle entirely in shares of our common stock and choose on another trading day to settle entirely in cash or by net share settlement.

The settlement amount will be computed as follows:

(1) If we elect to settle notes tendered for conversion entirely in common stock (other than for any fractional shares), we will deliver shares of our common stock to the holder of the notes on the third business day after the relevant conversion date; provided, however, that with respect to conversions that occur on or after the record date for the final interest payment on the notes (i.e. March 1, 2014), we will deliver such shares on the maturity date. In that case we will deliver to the holder of the notes a number of shares of our common stock obtained by dividing the aggregate principal amount of notes to be converted by 1,000, and multiplying that quotient by the applicable conversion rate on the relevant conversion date.

(2) If we elect to settle notes tendered for conversion entirely in cash, we will deliver to the holder, for each $1,000 principal amount of the notes tendered for conversion, on the third business day immediately following the last day of the related “observation period” (as defined below), cash in an amount equal to the sum of the “daily conversion values” (as defined below) for each of the 25 VWAP trading days (as defined below) during the related observation period.

(3) If we elect (or are deemed to have elected) to settle notes tendered for conversion by net share settlement, we will pay cash equal to the sum of the “principal portions” (as defined below) for each “VWAP trading day” during the relevant 25 VWAP trading day “observation period”. In addition, if the daily conversion value (as defined below) exceeds the principal portion of the converted notes on any VWAP trading day during the applicable observation period, we will also deliver shares of our common stock in an amount equal to the excess of the daily conversion value over the principal portion on that VWAP trading day. We will settle each $1,000 in principal amount of notes being converted by delivering, on the third scheduled trading day immediately following the last day of the applicable observation period, cash and shares of our common stock, if applicable, equal to the sum of the “daily settlement amounts” (as defined below) for each of the 25 VWAP trading days during the related observation period.

It is our current intent and policy to settle any conversion of the notes either entirely in cash or using net share settlement in the manner set forth in clause (2) or (3) above, as the case may be.

The “daily settlement amount” for each of the 25 VWAP trading days during the applicable observation period means:

•	an amount of cash equal to the lesser of (x) $40 and (y) the daily conversion value for such VWAP trading day (the amount determined pursuant to this clause being the “principal portion”); and

•

if such daily conversion value exceeds $40, a number of shares of our common stock equal to (A) the difference between such daily conversion value and $40, divided by (B) the daily VWAP of our common stock for such VWAP trading day.

The “observation period” with respect to any note means:

•

with respect to any conversion date occurring on or after the 30th scheduled trading day preceding the maturity date of the notes, the 25 consecutive VWAP trading day period beginning on and including the 27th scheduled trading day preceding the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day); and

•	in all other instances, the 25 consecutive VWAP trading day period beginning on and including the third trading day after the conversion date.

The “daily conversion value” means, for each of the 25 consecutive VWAP trading days during the observation period, 1/25th of the product of (1) the applicable conversion rate and (2) the “daily VWAP” (as defined below) of our common stock, or the “reference property” (as defined below) into which our common stock has been converted in connection with certain corporate transactions as described below, on such VWAP trading day. Any determination of the daily conversion value by us will be conclusive absent manifest error.

The “daily VWAP” of our common stock means, for each of the 25 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page TER.N <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day (without regard to after-hours trading), or if such volume-weighted average price is unavailable, the market value of one share of our common stock (or one unit of reference property consisting of marketable equity securities) on such VWAP trading day using a volume-weighted method (or, in the case of reference property consisting of cash, the amount of such cash or in the case of reference property other than marketable equity securities or cash, the market value thereof), in each case as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no “VWAP market disruption event” (as defined below). If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock and traded on a principal national or regional securities exchange or market located in the U.S.

Notwithstanding the foregoing, we will deliver cash in lieu of any fractional shares of our common stock deliverable upon conversion based on the daily VWAP on (i) the last VWAP trading day of the applicable observation period in the case of conversions settled by net share settlement and (ii) the conversion date (or, if the conversion date is not on a trading day, the next following trading day) if we elect to settle in common stock only. We will determine the number of fractional shares for which cash will be delivered by aggregating all of the notes that you have surrendered for conversion, and aggregating fractional shares included in the daily settlement amounts over the entire observation period, rather than by delivering cash in lieu of fractional shares for each individual note or for each day of the observation period.

If we have made the irrevocable net share settlement election, the indenture requires us to pay the principal portion of notes tendered for conversion in cash. In addition, we may be required to repurchase the notes for cash at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, upon the occurrence of a fundamental change. The source of funds to pay the principal portion of the conversion consideration for the notes is expected to be operating activities, distributions from our subsidiaries, sales of assets or sales of capital stock. However, there can be no assurance that sufficient funds will be available at the time of any conversion of the notes to pay the principal portion of the conversion consideration. Our current and future debt or other agreements may restrict our ability to pay the principal portion of the notes in cash upon conversion or in connection with the repurchase of notes upon a fundamental change. Our failure to pay in cash the principal portion of the notes when tendered for conversion (if we have made the irrevocable net share settlement election) or to repurchase the notes following a fundamental change would result in an event of default with respect to the notes. See “Risk Factors—Risk Factors Related to the Notes and the Offering—We may not have the ability to pay interest on the notes, to repurchase the notes upon a fundamental change or pay cash upon conversion.”

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes may participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount of notes held by such holders divided by $1,000, without having to convert their notes.

Adjustment Events.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect as of the close of business on the day immediately preceding the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR´ = the conversion rate in effect as of the opening of business on the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be; and

OS´ = the number of shares of our common stock that would be outstanding as of the opening of business on the ex-date for such dividend or distribution immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

Any adjustment made pursuant to this clause (1) shall become effective on (x) the ex-date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not paid or made, the new conversion rate shall be readjusted to the conversion rate that would be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 days after the date of such distribution to subscribe for or purchase shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on and including the trading day immediately preceding the ex-date for such distribution, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect as of the close of business on the day immediately preceding the ex-date for such distribution;

CR´ = the conversion rate in effect as of the opening of business on the ex-date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock for the ten trading day period ending on and including the trading day immediately preceding the ex-date for such distribution.

Any adjustment made pursuant to this clause (2) shall become effective on the ex-date for such distribution. For purposes of this clause (2), in determining whether any rights or warrants entitle the holder to subscribe for or purchase our common stock at less than the average of the last reported sale prices of our common stock for the ten consecutive trading day period ending on and including the trading day immediately preceding the ex-date for such distribution, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board or directors or a committee thereof. If any right or warrant described in this paragraph (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would have been in effect if our right or warrant had not been issued.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash referred to in clause (4) below; and

•	spin-offs described below in this clause (3);

then the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect as of the close of business on the day immediately preceding the ex-date for such distribution;

CR´ = the conversion rate in effect as of the opening of business on the ex-date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution; and

FMV = the fair market value as determined by our board of directors or a committee thereof of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-date for such distribution.

If the then fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of common stock is equal to or greater than the average of the last reported sales prices of the common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex- date for such distribution, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of a note shall have the right to receive on conversion in respect of each note held by such holder, in addition to the number of shares of common stock to which such holder is entitled to receive, the amount and kind of securities and assets such holder would have received had such holder already owned a number of shares of common stock equal to the conversion rate immediately prior to the record date for the distribution of the securities or assets. Any adjustment made pursuant to the foregoing paragraph of this clause (3) shall become effective on the ex-date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other of our business units, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

where,

CR0 = the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off;

CR´ = the conversion rate in effect immediately after 5:00 p.m., New York City time, on the effective date of the spin-off;

FMV 0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading day period beginning on and including the trading day immediately following the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period beginning on and including the trading day immediately following the effective date of the spin-off.

The adjustment to the conversion rate pursuant to the foregoing paragraph of this clause (3) will occur with effect as of the close of business on the effective date of the spin-off. In respect of any conversion within the 10 consecutive trading days beginning on the trading day immediately following the effective date of the spin-off, references in this clause (3) with respect to the spin-off to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

If any dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect as of the close of business on the day immediately preceding the ex-date for such dividend or distribution;

CR´ = the conversion rate in effect as of the opening of business on the ex-date for such dividend or distribution;

SP0 = the average of the last reported sale prices of our common stock during the 10 consecutive trading day period ending on and including the trading day immediately preceding the ex-date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

Any adjustment made pursuant to this clause (4) shall become effective on the ex-date for such dividend or distribution. If any such dividend or distribution described in this clause (4) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading days beginning on and including the trading day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0 = the conversion rate in effect on the date such tender or exchange offer expires;

CR´ = the conversion rate in effect on the day immediately following the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration as determined by our board of directors or a committee thereof paid or payable for shares purchased in such tender or exchange offer;

OS 0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS´ = the number of shares of our common stock outstanding immediately following the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP´ = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period beginning on and including the trading day immediately following the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (5) will occur with effect as of the close of business on the date such tender or exchange offer expires. In respect of any conversion within the 10 consecutive trading days immediately following and including the expiration date of any tender or exchange offer, references in this clause (5) with respect to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

If the application of any of the foregoing formulas (other than in respect of a share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Events that Will Not Result in Adjustments. Except as described in this subsection (“Conversion Rate Adjustments”) or in “—Adjustment to Shares Delivered upon Conversion in Connection with a Fundamental Change” below, we will not adjust the conversion rate. Without limiting the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase or acquire those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•

upon the issuance of any shares of common stock not described in the preceding bullets that is not expressly covered by a transaction described in “Adjustment Events” above regardless of the price at which such shares are issued;

•

upon the repurchase of any of our shares pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in “Adjustment Events” above;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest, including any extension fee.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate that we elect not to make and take them into account upon the earliest of (1) any conversion of notes (with such adjustments to be made on each day and for each adjustment event occurring during the applicable observation period) and (2) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion rate by at least 1%.

If:

•

any distribution or transaction described in clauses (1) to (5) above has occurred but has not yet resulted in an adjustment to the applicable conversion rate on a given trading day within the observation period applicable to notes that you have converted, and

•

the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

We will not take any action that would result in an adjustment to the conversion rate pursuant to the provisions described in this subsection (“—Conversion Rate Adjustments”):

•	without complying with any New York Stock Exchange rule which requires stockholder approval of certain issuances of stock, if applicable, or

•	in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

Treatment of Reference Property. In the event of:

•	any fundamental change described in clause (2) of the definition thereof;

•	any reclassification of our common stock;

•	a consolidation, binding share exchange, recapitalization, merger, combination or other similar event; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert your notes into the same type of consideration (such consideration, “reference property”) that you would have been entitled to receive if you had held a number of shares of our common stock equal to the applicable conversion rate in effect immediately prior to these events, subject to our right to elect to settle conversions in shares of common stock, in cash or by net share settlement. If we elect to settle conversions in shares of common stock, you will receive reference property in lieu of the shares of our common stock otherwise deliverable in respect of such conversion. If we elect to settle conversions in cash, you will receive cash for the sum of the daily conversion values in respect of such conversion. If we irrevocably elect net share settlement upon conversion or otherwise elect to settle conversions by net share settlement, you will receive reference property as follows:

•	cash up to the aggregate principal portion upon any conversion; and

•	in lieu of the shares of our common stock otherwise deliverable, reference property.

The amount of consideration, and, consequently, reference property, you receive upon conversion will be based on the daily conversion values of reference property and the applicable conversion rate, as described under “—Settlement upon Conversion.”

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, binding share exchanges, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be (i) if holders of the majority of our shares of common stock affirmatively make such an election, the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if the holders of a majority of the shares of our common stock do not affirmatively make such an election, the types and amount of consideration actually received by such non-electing holders.

Treatment of Rights. We do not currently have a preferred stock rights plan or “poison pill.” To the extent that we have such a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any common stock and in lieu of any adjustment to the conversion rate, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “—Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to any shares of our common stock, the rights described therein with respect to such common stock (unless such rights or warrants have separated from our common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

Voluntary Increases of Conversion Rate. We are permitted, to the extent permitted by law and the rules of the New York Stock Exchange or any other securities exchange on which our common stock is then listed, to increase the conversion rate of the notes by any amount for a period of at least 20 business days, if our board of directors determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will notify the holders of the notes and the trustee of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, and otherwise in accordance with law. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect. A holder of the notes or our common stock may in some circumstances be deemed to have received a distribution or dividend subject to U.S. federal income or withholding tax as a result of an adjustment to the conversion rate or a failure to adjust the conversion rate upon the occurrence of certain events. For instance, if the conversion rate is adjusted upon the distribution of cash dividends to holders of our shares of common stock, holders of the notes may be deemed to receive a distribution or dividend. For a discussion of the U.S. federal income and withholding tax consequences of certain adjustments to the conversion rate or a failure to adjust the conversion rate upon the occurrence of certain events, see “Certain Material U.S. Federal Tax Considerations.”

Adjustment to Shares Delivered upon Conversion in Connection with a Fundamental Change

If you elect to convert your notes in connection with a fundamental change described below in clause (1), (2), (4) or (5) of “—Fundamental Change Permits Holders to Require Us to Repurchase the Notes” (a “make-whole fundamental change”), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. A conversion shall be deemed to be in connection with a make-whole fundamental change if such conversion occurs on or after the applicable fundamental change effective date and prior to the close of business on the business day immediately preceding the related fundamental change repurchase date. We will notify holders and the trustee of the fundamental change effective date, and issue a press release on such date. We will settle conversions of notes as described above under “—Settlement upon Conversion.”

The number of additional shares by which the conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the earliest of the date on which such make-whole fundamental change is publicly announced, occurs or becomes effective (the “make-whole reference date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash consideration for their shares of common stock (in a single per-share amount, other than with respect to appraisal and similar rights) in connection with a make-whole fundamental change, the stock price will be the cash amount paid per share in such make-whole fundamental change. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on and including the trading day immediately preceding the applicable fundamental change effective date.

The stock prices set forth in the first column of the table below (i.e., the row headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted from time to time in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the adjustments to the conversion rate, expressed as a number of additional shares to be received per $1,000 in principal amount of the notes, in connection with a make-whole fundamental change.

	Make-Whole Reference Date
Stock Price	April 6, 2009	March 15, 2010	March 15, 2011	March 15, 2012	March 15, 2013	March 15, 2014
$ 4.38	45.6621	45.6621	45.6621	45.6621	45.6621	45.6621
$ 4.50	43.6768	41.9931	40.1253	39.5738	39.5738	39.5738
$ 5.00	37.1110	35.0817	32.6015	29.8174	25.9902	17.3516
$ 5.50	32.0963	29.8994	27.1053	23.7134	18.6974	0.0000
$ 6.00	28.1707	25.9159	22.9934	19.3298	13.8499	0.0000
$ 7.00	22.4753	20.2792	17.3963	13.7259	8.4194	0.0000
$ 8.00	18.5819	16.5443	13.8706	10.4920	5.8627	0.0000
$ 10.00	13.6532	11.9796	9.8069	7.1357	3.7835	0.0000
$ 12.50	10.1084	8.8141	7.1545	5.1635	2.7761	0.0000
$ 15.00	7.9125	6.8949	5.5988	4.0585	2.2181	0.0000
$ 20.00	5.3198	4.6521	3.8034	2.7906	1.5512	0.0000
$ 25.00	3.8325	3.3664	2.7720	2.0545	1.1540	0.0000
$ 30.00	2.8700	2.5305	2.0963	1.5674	0.8894	0.0000
$ 40.00	1.7137	1.5184	1.2688	0.9629	0.5586	0.0000
$ 50.00	1.0641	0.9444	0.7922	0.6076	0.3605	0.0000

The exact stock prices and make-whole reference dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the make-whole reference date is between two dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $50.00 per share, subject to adjustment from time to time in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments,” no additional shares will be added to the conversion rate.

•

If the stock price is less than $4.38 per share, subject to adjustment from time to time in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments,” no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate be increased to more than 228.3105 shares of common stock per $1,000 in principal amount of notes pursuant to this provision, subject to adjustment from time to time in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

We will settle conversions of notes converted in connection with a make-whole fundamental change as described above under “—Settlement Upon Conversion”; provided, however, that in connection with a make-whole fundamental change in which the holders of our common stock receive only cash consideration for their shares of common stock (in a single per-share amount, other than with respect to appraisal and similar rights), we will settle conversions by delivering, on the 10th business day after the conversion date, for each $1,000 principal amount of notes, an amount of cash equal to (i) the applicable conversion rate on the conversion date, increased by additional shares, if any, calculated as set forth in this section, multiplied by (ii) the per-share amount of cash consideration paid in such make-whole fundamental change.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below) occurs at any time, you will have the right, at your option, to require us to repurchase all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 15 nor more than 35 days after the date of the “fundamental change repurchase right notice” (as defined below). The price we are required to pay (the “fundamental change repurchase price”) for such a repurchase will be an amount equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record as of the close of business on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) we become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any person or group, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, in a single transaction or in a related series of transactions, by way of a merger, consolidation or other business combination or purchase, of beneficial ownership of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; provided, however, that this clause (1) shall not apply to any transaction covered in clause (2) below, including any exception thereto; or

(2) we (i) merge or consolidate with or into any other person, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person or (ii) engage in any recapitalization, reclassification, binding share exchange or other transaction in which all or substantially all of our common stock is exchanged for or converted into cash, securities or other property, in each case, other than any merger or consolidation:

•

that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock and pursuant to which the holders of our common stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction in substantially the same proportions as their respective ownership of our voting securities immediately prior to the transaction; or

•

which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity or a direct or indirect parent of the surviving entity (provided that such parent owns, directly or indirectly, 100% of the equity of the surviving entity); or

(3) the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(4) we are liquidated or dissolved or holders of our common stock approve any plan or proposal for our liquidation or dissolution; or

(5) if shares of our common stock, or shares of any other common stock into which the notes are convertible pursuant to the terms of the indenture, are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors);

provided, however, that the definition of fundamental change shall not include a merger or consolidation under clause (1) or any event specified under clause (2), in each case, if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in connection with such event consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or that will be so traded immediately following the completion of the merger or consolidation or such other transaction) and as a result of such transaction or transactions the notes become convertible into such shares of such common stock, depositary receipts or other certificates representing common equity interests pursuant to “—Conversion Rate Adjustments—Treatment of Reference Property” above.

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The phrase “all or substantially all” as it is used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There is a substantial degree of uncertainty in interpreting this phrase. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or transfer of less than all of our assets may be uncertain.

“Continuing directors” means (i) individuals who on the date of original issuance of the notes constituted our board of directors and (ii) any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof), either who were directors on the date of original issuance of the notes or whose election or nomination for election was previously so approved.

On or before the 10th day following the fundamental change effective date, we will notify all holders of the notes and the trustee and paying agent on the occurrence of the fundamental change and of the resulting repurchase right, if any (the “fundamental change repurchase right notice”). Such notice shall state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right, if applicable;

•	the fundamental change repurchase price, if applicable;

•	the fundamental change repurchase date, if applicable;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate, including any additional shares, if applicable;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes, if applicable.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased. If the notes are held in global form, such delivery (and the related repurchase notice) must comply with all applicable DTC procedures. If the notes are held in certificated form, such notes must be duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with applicable DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

In connection with any repurchase of the notes, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all applicable federal and state securities laws.

We will be required to repurchase the notes properly surrendered for purchase on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of your notes. Subject to a holder’s right to receive interest on the related interest payment date where the fundamental change repurchase date falls between a regular record date and the interest payment date to which it relates, if the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•

the notes will cease to be outstanding and interest (including any extension fee) will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•

all other rights of the holder will terminate other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest (including any extension fee), if any, upon delivery or transfer of the notes.

The repurchase rights of the holders could discourage a potential acquirer of us.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. See “Risk Factors—Risk Factors Related to the Notes and the Offering—We may not have the ability to pay interest on the notes, to repurchase the notes upon a fundamental change or pay cash upon conversion.” The source of funds for any repurchase of the notes is expected to be operating activities, distributions from our subsidiaries, sales of assets or sales of capital stock. Current and future agreements relating to any of our indebtedness and the indebtedness of our subsidiaries may contain restrictions or prohibitions on our ability to repurchase the notes. In the event a fundamental change occurs at a time when we are prohibited from repurchasing the notes, we could seek the consent of the applicable lenders under the debt agreements to purchase the notes or could attempt to refinance the borrowings that contain such prohibition or restriction. If we do not obtain such consent or refinance such indebtedness, we may remain prohibited or restricted from repurchasing the notes. In such case, our failure to repurchase the notes when required following a fundamental change would constitute a default under the indenture, which in turn may constitute an event of default under other agreements governing our indebtedness.

No notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Optional Redemption by the Company

The notes may not be redeemed by us at our option prior to maturity.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not us, is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture; and (iii) we and the successor company provide adequate assurance, to the extent that the successor company is not the issuer of any part of the reference property, that the immediate resale of the reference property received upon conversion by holders that are not affiliates of ours will not require registration under the Securities Act. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise, every right and power of ours under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the notes, except in the case of a lease of all or substantially all of our properties and assets.

An assumption by any person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1) default for 30 days in payment of any interest (including any extension fee) when due and payable on the notes;

(2) default in payment of principal of the notes when due and payable at maturity or upon required repurchase following a fundamental change;

(3) default by us or any of our significant subsidiaries (which means any subsidiary of ours which is, or any group of subsidiaries that, if they were one entity, would be, a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”)) in the payment of principal, interest or premium when due under any other instruments of indebtedness having an aggregate outstanding principal amount of $25.0 million (or its equivalent in any other currency or currencies) or more, and such default continues in effect for more than 30 days after the expiration of any grace period or extension of time for payment applicable thereto;

(4) default in our obligations to satisfy our conversion obligation upon exercise of a holder’s conversion right and such conversion default is not cured or such conversion is not rescinded within five days;

(5) default in our notice obligations under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”;

(6) default by us or any of our significant subsidiaries under any instrument or instruments evidencing indebtedness (other than the notes) having an aggregate outstanding principal amount of $25.0 million (or its equivalent in any other currency or currencies) or more that results in the acceleration of maturity of such indebtedness unless such acceleration has been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary;

(7) failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(8) default in our performance of any other covenants or agreements contained in the indenture or the notes for 60 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the notes;

(9) failure by us or any of our significant subsidiaries to pay final judgments aggregating in excess of $25.0 million (excluding any amounts covered by insurance), which final judgments remain unpaid, undischarged or unstayed for a period of more than 60 days; or

(10) certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

Subject to the provisions of the following paragraph, if an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% of the aggregate principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration of acceleration, all principal and accrued and unpaid interest (including any extension fee) on the notes will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions, the aggregate principal amount and accrued and unpaid interest (including any extension fee) will be due and payable immediately.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to our failure to file any documents or reports pursuant to the covenant described below in

“—Reports” or any obligations we are deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act will for the first 90 days after the occurrence of such event of default consist exclusively of the right to receive an extension fee on the notes equal to 0.25% of the principal amount of the notes (the “initial extension fee”). We refer to this election as the “initial extension right.” If we exercise the initial extension right, the initial extension fee will be payable to all holders of record of the notes on the record date that we specify in our notice that we are electing to use our initial extension right (which will fall between the date of that notice and the date of the related event of default). On the 91st day after such event of default (if such violation is not cured or waived prior to such 91st day), the notes will be subject to acceleration as provided above; provided, however, that if we so elect, the sole remedy of holders will for the succeeding 90 days consist exclusively of the right to receive an additional extension fee on the notes equal to 0.50% of the principal amount of the notes (the “additional extension fee” and each of the additional extension fee and the initial extension fee, an “extension fee”). We refer to this election as the “additional extension right.” On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. In the event we do not elect to pay the initial extension fee or the additional extension fee upon any such event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to exercise the initial extension right and elect to pay the initial extension fee as the sole remedy during the first 90 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election prior to the close of business on the date on which such event of default occurs and (ii) pay such initial extension fee on or before the close of business on the date on which such event of default occurs. In order to exercise the additional extension right (following our exercise of the initial extension right) and to pay the additional extension fee as the sole remedy starting the 91st day after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election prior to the close of business on the 89th day after the occurrence of an event of default for which we have elected to exercise our extension right and (ii) pay such additional extension fee on the record date that we specify in our notice that we are electing to use our additional extension right (which record date will fall between the date of that notice and such 91st day). If we fail to timely give either such notice or pay any extension fee after giving the applicable notice, the notes will be immediately subject to acceleration as provided above.

The holders of a majority of the aggregate principal amount of the outstanding notes may waive all past defaults (except with respect to an uncured nonpayment of principal or interest on or uncured failure to deliver amounts due upon conversion of any note held by a non-consenting holder) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the uncured nonpayment of the principal of and interest on the notes or failure to deliver amounts due upon conversion that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% of the aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority of the aggregate principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority of the aggregate principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or conversion default, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Except as provided below, the indenture or the notes may be amended with the consent of the holders of at least a majority of the aggregate principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority of the aggregate principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate, or extend the stated time for payment, of interest on any note or reduce the amount, or extend the stated time for payment, of any extension fee;

(3) reduce the principal, or extend the stated maturity, of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) change the place or currency of payment of principal or interest or any extension fee in respect of any note;

(7) impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) adversely affect the ranking of the notes as our senior unsecured indebtedness; or

(9) make any change in the amendment provisions or in the waiver provisions which require each holder’s consent.

Without the consent of any holder, we and the trustee may amend the indenture and the notes to:

(1) (x) cure any ambiguity, manifest error or defect or (y) cure any omission or inconsistency; provided, however, that, in the case of clause (y), the rights of the holders are not adversely affected in any material respect; provided further, however, that any amendment to conform the provisions of the indenture or the notes to the “Description of the Notes” section in this prospectus supplement will be deemed not to be adverse to any holder;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture;

(5) provide for the conversion of the notes into reference property, to the extent that we and the trustee deem such amendment necessary or advisable in connection with the conversion of the notes into reference property; provided, however, that no such amendment or supplement may impair the rights or interests of any holder of the outstanding notes;

(6) increase the conversion rate;

(7) secure the notes;

(8) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(9) provide for the conversion of notes in accordance with the terms of the indenture; or

(10) make any change that does not adversely affect the rights of any holder in any material respect; provided, however, that any amendment to conform the provisions of the indenture or the notes to the “Description of the Notes” section in this prospectus supplement will be deemed not to be adverse to any holder.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to issue a notice to the holders briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash, shares of common stock or cash and shares of common stock, if applicable, or reference property sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes or in connection with a conversion. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

U.S. Bank National Association is the trustee, security registrar, paying agent and conversion agent.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same are required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR.

Global Notes, Book-Entry Form

The notes will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders that are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will make payments on a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, repurchase date or fundamental change repurchase date, as the case may be, and the maturity date. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at anytime. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in fully registered certificated form in exchange for such interest if an event of default has occurred and is continuing.

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CONVERTIBLE NOTE HEDGE AND WARRANT TRANSACTIONS

Concurrently with the pricing of the notes, we entered into convertible note hedge transactions with respect to our common stock (the “convertible note hedges”) with Goldman, Sachs & Co. (the “hedge counterparty”). The convertible note hedges will cover, subject to customary anti-dilution adjustments, 31,963,470 shares of our common stock. Separately and concurrently with the pricing of the notes, we entered into warrant transactions whereby we will sell to the hedge counterparty warrants to acquire, subject to customary anti-dilution adjustments, 31,963,470 shares of our common stock (the “sold warrant transactions”). If the underwriters exercise their option to purchase additional notes, the size of the convertible note hedge transaction will be increased accordingly on a pro rata basis (up to a maximum of approximately 34,703,196 shares if the underwriters exercise their option in full). In addition, we have granted the hedge counterparty an option to purchase warrants covering, subject to customary anti-dilution adjustments, up to an additional 2,739,726 shares of our common stock. However, even if the hedge counterparty exercises this option in full, we will not be obligated to deliver to the hedge counterparty more than 34,526,500 shares of common stock upon exercise of the warrants (which amount represents less than 19.99% of our outstanding shares of common stock as of March 31, 2009, without giving effect to any shares of common stock issuable pursuant to the warrant transaction), subject to customary anti-dilution adjustments.

The convertible note hedges are expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock, as measured under the convertible note hedges, at the time of exercise is greater than the strike price of the convertible note hedges, which corresponds to the initial conversion price of the notes and is similarly subject to certain customary adjustments. If, however, our common stock price exceeds the strike price of the sold warrants when they expire, there would be additional dilution from the issuance of common stock pursuant to the warrants.

The convertible note hedges and sold warrant transactions are separate transactions, each entered into by us with the hedge counterparty, are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedges or the sold warrant transactions.

For a discussion of the impact of any market or other activity by the hedge counterparty (or its affiliates) in connection with the convertible note hedge and sold warrant transactions, see “Plan of Distribution” and “Risk Factors—Risk Factors Related to the Notes and the Offering—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

DESCRIPTION OF CAPITAL STOCK

Common Stock

The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our restated articles of organization and our amended and restated by-laws.

Under our restated articles of organization, we have authority to issue 1,000,000,000 shares of common stock, par value $0.125 per share. As of March 30, 2009, 172,719,504 shares of common stock were issued and outstanding.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Since holders of our common stock do not have cumulative voting rights, the holders of more than 50% of our common stock can elect all the directors if they so choose. Holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by our board of directors out of funds legally available for payment of dividends. Upon the liquidation, dissolution or winding up of Teradyne, holders of our common stock are entitled to receive ratably our net assets available after the payment of all our debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are fully paid and non-assessable.

Massachusetts Law

Teradyne is subject to the provisions of Chapter 110F of the Massachusetts General Laws (the “Massachusetts Business Combination Statute”). Under Chapter 110F, Teradyne may not engage in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the Teradyne board of directors approved either the business combination or the transaction in which that stockholder became an interested stockholder prior to that stockholder becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of Teradyne (excluding shares held by certain affiliates of Teradyne) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the board of directors and the holders of at least two-thirds of the outstanding voting stock of Teradyne (excluding shares held by the interested stockholder). An “interested stockholder” is a person who owns 5% (or 15% in the case of a person eligible to file a Schedule 13G under the Exchange Act with respect to those shares) or more of the outstanding voting stock of Teradyne, or who is an affiliate or associate of Teradyne and was the owner of 5% (or 15% in the case of a person eligible to file a Schedule 13G) or more of the outstanding voting stock within the prior three years. A “business combination” includes a merger, a stock or asset sale, and other transactions resulting in a financial benefit to the interested stockholder.

Our restated articles of organization provide that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions to stockholders, or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not eliminate director liability under federal securities laws or preclude non-monetary relief under state law. In addition, our amended and restated by-laws provide that we shall indemnify our directors and officers against all liabilities and expenses incurred in connection with service for us or on our behalf to the extent permitted under the Massachusetts Business Corporation Act.

In connection with this offering, the convertible note hedge and warrant transactions, and the transactions contemplated thereby, our board of directors has approved the hedge counterparty becoming an “interested stockholder” for purposes of exempting the hedge counterparty from application of the Massachusetts Business Combination Statute.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income and estate tax considerations related to the purchase, ownership and disposition of the notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a beneficial owner who purchases the note on original issuance at the first price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income and estate taxes related to the purchase, ownership and disposition of the notes and the shares of common stock into which the notes may be converted and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes, if any, except as set forth below with respect to non-U.S. holders.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership or other pass-through entity) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Taxation of Interest

The stated interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. If the issue price of the notes is less than their stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable Treasury Regulations), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method. It is anticipated, and this discussion assumes, that any difference between the issue price of the notes and their stated principal amount will be a de minimis amount and that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

Additional Payments

If we fail to file certain reports with the Trustee as described under “Description of the Notes—Events of Default,” we may elect to pay an extension fee. Because we believe the likelihood that any such additional payments on the notes will be made is remote, we intend to take the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments. Assuming our position is respected, a U.S. holder would be required to include in income such additional amounts at the time the payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Our determination that the notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, a U.S. holder would be required, among other things, (i) to accrue interest income based on a projected payment schedule and comparable yield determined pursuant to the applicable Treasury Regulations, which may be at a higher rate than the stated interest rate on the notes, regardless of the holder’s method of tax accounting, (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note, and (iii) treat the entire amount of gain realized upon a conversion of notes as taxable. Our determination that the notes are not contingent payment debt instruments is binding on a U.S. holder unless such holder discloses a contrary position to the IRS in the manner that is required by applicable U.S. Treasury Regulations.

Sale, Redemption or Other Taxable Disposition of Notes

Except as provided below under “Consequences to U.S. Holders—Conversion of Notes,” a U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon such sale, redemption or other taxable disposition and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

At our election, we may settle notes tendered for conversion entirely in cash, entirely in shares of our common stock (except for cash in lieu of any fractional shares) or by net share settlement, as described above under “Description of the Notes—Conversion Rights—Settlement upon Conversion.”

In the event that we deliver solely cash upon such a conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. Holders—Sale, Redemption or Other Taxable Disposition of Notes”).

In the event that we deliver solely shares of common stock upon such a conversion (except for cash in lieu of a fractional share), a U.S. holder of notes generally will not recognize gain or loss on the conversion of the notes, other than with respect to cash received in lieu of a fractional share, which will be treated as described below, and other than amounts attributable to accrued interest, which will be taxable as such. The U.S. holder’s tax basis in the shares of common stock received upon conversion of the notes (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be equal to the holder’s aggregate tax basis in the notes converted, less any portion allocable to cash received in lieu of a fractional share. The holding period of the shares of common stock received by the holder upon conversion of notes generally will include the period during which the holder held the notes prior to the conversion, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt. Cash received in lieu of a fractional share of common stock will be treated as a payment in exchange for the fractional share and generally will result in capital gain or loss. Gain or loss recognized on the receipt of cash paid in lieu of a fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share exchanged.

In the event that we deliver common stock and cash upon such a conversion as a result of a net share settlement, the U.S. federal income tax treatment of the conversion is uncertain. U.S. holders should consult their tax advisors regarding the consequences of such a conversion. It is possible that the conversion may be treated as a recapitalization or as a part conversion and part redemption, as discussed below.

Treatment as a Recapitalization. If we pay a combination of cash and stock in exchange for notes upon conversion, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization (although we cannot guarantee that the IRS will not challenge this conclusion). In such case, capital gain, but not loss, would be realized equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such) over a U.S. holder’s adjusted tax basis in the notes, and such gain would be recognized to the extent of the amount of cash received (excluding amounts attributable to accrued interest and cash in lieu of fractional shares). The amount of capital gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder would receive in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the note that is allocable to the fractional share.

The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Alternative Treatment as Part Conversion and Part Redemption. If the conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Consequences to U.S. Holders—Sale, Redemption or Other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as having been received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In such case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received (other than common stock received with respect to accrued interest), the fractional share that is treated as sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

If you convert your notes between a record date for an interest payment and the next interest payment date and consequently receive a payment of cash interest, which you were required to pay upon surrender of your notes for conversion, as described in “Description of the Notes—Conversion Rights”, you should consult your own tax advisor concerning the appropriate treatment of such payments.

Assumption of our Obligations under the Notes

Under certain circumstances described under the heading “Description of the Notes—Consolidation, Merger and Sale of Assets,” our obligations under the notes and the indenture may be assumed by another person. An assumption by another person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange by a holder of the notes for new notes, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holder. Holders should consult their own tax advisor regarding the tax consequences of such an assumption.

Distributions

Distributions made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. With respect to dividends received by certain non-corporate U.S. holders, for taxable years beginning before January 1, 2011, the lower applicable long-term capital gains rates may apply if certain holding period requirements are satisfied. Dividends received by corporate U.S. holders may be eligible for a dividends-received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments and—Adjustments to Shares Delivered upon Conversion in Connection with a Fundamental Change.” Adjustments that have the effect of increasing the proportionate interest in our assets or earnings of a U.S. holder of our notes may in some circumstances result in a deemed distribution to such U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder of notes. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect to taxable dividends to holders of our common stock and adjustments to the conversion rate upon certain fundamental changes) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and does not so qualify, a U.S. holder of a note generally will be deemed to have received a distribution even if the U.S. holder has not received any cash or property as a result of such adjustment. In certain circumstances, such as in connection with stock dividends, the failure to adjust the conversion rate may result in a taxable distribution to U.S. holders of our common stock. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the description above under “Distributions.” It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding taxes), we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes.

Sale, Certain Redemptions or Other Taxable Disposition of Common Stock

Upon the sale, certain redemption or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). A backup withholding tax will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest to a non-U.S. holder provided that:

•

interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment or fixed base);

•

the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•

(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding pursuant to an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a

non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

If we fail to file certain reports with the Trustee as described under “Description of the Notes—Events of Default,” we may elect to pay an extension fee. These payments may be subject to U.S. withholding tax at a rate of 30% unless the non-U.S. holder provides certain certifications claiming that such payments are subject to reduction or elimination of withholding under an applicable income tax treaty or that such payments are effectively connected with such holder’s conduct of a trade or business in the United States, as described above. If tax is withheld from any of these payments and such payments were determined not to be subject to U.S. federal tax, a non-U.S. holder that timely files an appropriate claim for refund with the IRS would be entitled to a refund of any such tax withheld.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

As discussed under “Payments of Interest,” certain certification requirements and disclosure requirements must be complied with in order to claim the benefit of an applicable treaty rate or for effectively connected income to be exempt from withholding. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes. A non-U.S. holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain realized by a non-U.S. holder on the sale, certain redemptions or other taxable disposition of common stock or a note, as well as upon the conversion of a note into cash or into a combination of cash and stock, will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be; provided, that as long as our common stock is regularly traded on an established securities market, generally only non-U.S. holders (i) who have held more than 5% of such class of stock or more than 5% of the notes at any time during such five-year or shorter period or (ii) if the notes are not regularly traded, who have acquired notes with a fair market value of more than 5% of such class of stock on the acquisition date would be subject to taxation under this rule. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, conversion or other taxable disposition at regular graduated U.S. federal income tax rates and in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. Any common stock which a non-U.S. holder receives on the conversion of a note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders—Payments of Interest.”

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders — Payments of Interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient. However, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

U.S. Federal Estate Taxes

A note beneficially owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of the individual’s death, provided that:

•

the individual does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code; and

•

interest payments with respect to such note, if received at the time of the individual’s death, would not have been effectively connected with the conduct of a U.S. trade or business by the individual.

Common stock owned or treated as owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death (including stock treated as owned by such non-U.S. holder by reason of a transfer subject to certain retained powers, or by reason of any transfer within three years of death) will be included in the individual’s estate for U.S. federal estate tax purposes and thus will be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Teradyne and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$122,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$52,500,000

Total	$175,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option described below unless and until this option is exercised.

If the underwriters sell more notes than the total principal amount set forth in the table above, the underwriters have an option to buy up to an additional $15,000,000 in principal amount of notes. They may exercise that option for 13 calendar days. To the extent that the underwriters exercise this option, they will severally purchase the notes in approximately the same proportion as set forth in the table above.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 1.65% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. Teradyne has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Teradyne and its directors and executive officers have agreed that, during the period beginning on the date hereof and continuing until the date 90 days after the date of this prospectus supplement, and subject to limited exceptions, they will not offer, sell, contract to sell, pledge, grant any option, make any short sale or otherwise dispose of any shares of common stock, any securities substantially similar to the notes or the common stock or any securities convertible, exchangeable or exercisable for common stock or substantially similar securities, without the prior written consent of Goldman, Sachs & Co.

In connection with the offering, the underwriters may purchase and sell notes and common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes and common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorized person, apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Teradyne estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $700,000.

Teradyne has agreed to indemnify the several underwriters and the qualified independent underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

Goldman, Sachs & Co. entered into the convertible note hedge and warrant transactions with Teradyne described in this prospectus supplement and will receive a portion of the net proceeds from this offering applied to those transactions. In connection with hedging these transactions, the hedge counterparty and/or its affiliates may enter into various derivative transactions with respect to our common stock and/or purchase shares of our common stock or other securities, including the notes, concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing, or preventing a decline in, the value of our common stock concurrently with or following the pricing of the notes. In addition, the hedge counterparty and/or its affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock or by selling or purchasing our common stock or other securities (including the notes) in secondary market transactions following the pricing of the notes (and may do so during any observation period related to the conversion of the notes) or while the notes are convertible, which could adversely impact the price of our common stock and of the notes or could have the effect of increasing, or preventing a decline in, the value of our common stock. The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the market price of our common stock and the value of the notes and, as a result, the number of shares, if any, and the value of the consideration that you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Teradyne and its affiliates, for which they received or will receive customary fees and expenses. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a lender and the administrative agent, swingline lender and letter of credit issuer under our senior secured credit facility, and as such, will receive a significant portion of the proceeds from this offering that may result in Bank of America, N.A. or its affiliate receiving more than 10% of the net proceeds of the offering. In addition, the hedge counterparty may receive more than 10% of the net proceeds of the offering in such capacity. Accordingly, this offering will be made in compliance with Rule 2710(h) of the NASD Conduct Rules (which are part of the FINRA Rules). This rule provides generally that if more than 10% of the net proceeds from the sale of the securities, not including underwriting compensation, is paid to the underwriters of such securities or their affiliates, the yield on the securities may not be lower than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Merrill Lynch, Pierce, Fenner & Smith Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The yield on the notes, when sold to the public at the public offering price set forth on the cover page of this prospectus supplement, is no lower than that recommended by the qualified independent underwriter, which will not receive any additional compensation in connection with its acting as a qualified independent underwriter.

LEGAL MATTERS

Certain legal matters in connection with the notes offered hereby and of the shares of common stock issuable upon conversion thereof will be passed upon for Teradyne by Wilmer Cutler Pickering Hale and Dorr LLP. The underwriters have been represented by Cravath, Swaine  & Moore LLP.

EXPERTS

The financial statements and the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Teradyne, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Nextest Systems Corporation and Eagle Test Systems businesses Teradyne acquired as of December 31, 2008, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Eagle Test Systems, Inc. as of and for the year ended September 30, 2008 incorporated in this prospectus supplement by reference to our Current Report on Form 8-K/A dated November 14, 2008 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Teradyne, Inc.

Convertible Senior Notes due 2014

This prospectus relates to our Convertible Senior Notes due 2014 that we may offer or sell from time to time. The notes will be convertible into cash, shares of our common stock or a combination of cash and shares of our common stock.

The terms of the notes, and other information, will be set forth in one or more supplements to this prospectus, post-effective amendments to the registration statement of which this prospectus is a part, or in one or more documents incorporated by reference therein.

Our common stock is listed on the New York Stock Exchange under the symbol “TER.”

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including Item 1A — Risk Factors beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2008.

Our principal executive offices are located 600 Riverpark Drive, North Reading, Massachusetts 01864, and our telephone number is (978) 370-2700.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with additional or different information. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any notes other than the notes described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such notes in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus.

The terms “Teradyne,” “we,” “our,” and “us” refer, collectively, to Teradyne, Inc., a Massachusetts corporation, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy all or any portion of this information at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Teradyne, who file electronically with the SEC. The address of that site is www.sec.gov.

Our Internet website address is www.teradyne.com. This reference to our website is intended to be an inactive textual reference only. Our website and the information contained therein or connected thereto are not incorporated by reference into this prospectus.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Teradyne, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is contained directly in this prospectus or any prospectus supplement. This prospectus incorporates by reference the documents set forth below that Teradyne has previously filed with the SEC and that are not delivered with this prospectus. These documents contain important information about Teradyne and its financial condition.

Teradyne SEC Filings (File No. 001-06462)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2008

Definitive Proxy Statement	Filed with the SEC on April 11, 2008

Current Reports on Form 8-K	January 6, 2009, January 29, 2009 (excluding Item 2.02 and Exhibit 99.1), January 30, 2009 (amendment to the Current Report on Form 8-K dated November 14, 2008) (excluding Exhibits 99.1 and 99.2) and March 11, 2009

The description of Teradyne common stock as set forth in its Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description	Filed with the SEC on September 14, 1970

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K) between the date of this prospectus and the termination of the offering of securities under this prospectus shall also be deemed to be incorporated herein by reference. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Teradyne, Inc.

600 Riverpark Drive

North Reading, Massachusetts 01864

Telephone: (978) 370-2700

Attn: Investor Relations

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated into such document.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Any statements contained or incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “plans,” “intends,” “expects,” “estimates,” “predicts,” “projects,” “anticipates,” “seeks,” “would,” “could,” “will,” “likely,” “goals” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Our future results may differ materially from our past results and from those projected in the forward-looking statements due to various uncertainties and risks. Factors that could affect our future operating results and cause actual results to vary materially from the forward-looking statements made or incorporated by reference in this prospectus or that might cause us to modify our plans or objectives include, but are not limited to:

•	the severity and duration of the current economic and financial conditions;

•	delays or further reductions in electronics and technology spending as a result of the worldwide economic slowdown or otherwise;

•	the highly cyclical nature of the markets we operate in and serve;

•

adverse impact of our expense control measures which could decrease our ability to address a rapid increase in customer demand, decrease our talent pool and decrease our ability to timely implement improvements in our products;

•	inability to develop new products which meet our customer needs;

•	delays in new product introductions;

•	rapid technological changes;

•	the uncertainty of customer acceptance of new products, delays in or lack of customer acceptance of new products;

•

risks associated with acquisitions, including the challenges and costs of integration, restructuring and achieving anticipated synergies in the timeframe anticipated or at all, such as the ability to realize synergies and cost savings from the integration of Nextest Systems Corporation (“Nextest”) and Eagle Test Systems, Inc. (“Eagle Test”) with Teradyne’s existing operations;

•

risks associated with reliance on our suppliers and outsourced service providers, including but not limited to their ability to meet performance, quality and delivery requirements domestically and internationally;

•	risks associated with operating internationally, including currency fluctuations;

•

competitive factors, including but not limited to downward pricing pressures, new product introductions, decreasing component costs, increased outsourcing to lower cost regions, component and product quality and availability;

•	ability to attract and retain key employees;

•	ability to successfully implement cost control measures;

•	acts of war or terrorism or the threats of either;

•

risks associated with our intellectual property, including potential third party claims against us, the infringement by others of our intellectual property rights and the cost to us of defending such rights and international rules that may afford less protection to our intellectual property rights than the laws of the United States; and

•	risks described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008.

Therefore, actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed above and elsewhere in this prospectus or in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time they are made. Unless specifically required by law, we undertake no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed above are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. We cannot anticipate all potential economic, industry, operational and financial developments that may adversely affect our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate Teradyne. Any investor in Teradyne should consider all risks and uncertainties disclosed in our SEC filings, described above under the Section entitled “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov. We note that all website addresses given in this prospectus are for information only and are not intended to be an active link or to incorporate any website information into this document.

TERADYNE, INC.

We are a leading global supplier of automatic test equipment. Our automatic test equipment products and services include:

•	semiconductor test (“Semiconductor Test”) systems;

•	military/aerospace test instrumentation and systems, circuit-board test and inspection systems and automotive diagnostic and test systems, collectively these products represent “Systems Test Group”.

On November 14, 2008, we completed our acquisition of Eagle Test of Buffalo Grove, Illinois for a purchase price of $259.9 million, net of cash and marketable securities acquired and including the fair value of fully vested employee equity instruments and transaction costs. Eagle Test designs, manufactures, sells and services high-performance automated test equipment for the semiconductor industry. Eagle Test’s customers include semiconductor manufacturers and assembly and test subcontractors primarily in the low pin count analog/mixed signal discrete markets that cover more cost sensitive applications. Customers use Eagle Test products to test analog, mixed-signal, and radio frequency semiconductors. Eagle Test’s proprietary SmartPinTM technology enables multiple semiconductor devices to be tested simultaneously, or in parallel, on an individual test system, permitting greater test throughput. Semiconductors tested by Eagle Test’s systems are incorporated into a wide range of products in historically high-growth markets, including digital cameras, MP3 players, cellular telephones, video/multimedia products, automotive electronics, computer peripherals, and notebook and desktop computers. Eagle Test is included within our Semiconductor Test segment.

On January 24, 2008, we completed our acquisition of Nextest of San Jose, California for a purchase price of $311.3 million, net of the cash and marketable securities acquired and including the fair value of fully vested employee equity instruments and transaction costs. Nextest designs, develops, manufactures, sells and services low-cost, high throughput automated test equipment systems for the semiconductor industry. Nextest competes in the flash memory, flash card, and flash memory based system-on-chip markets. Nextest’s products are used to test integrated circuits such as microcontrollers, image sensors, smart cards and field programmable logic devices. Nextest is included within our Semiconductor Test segment.

On August 1, 2007, we completed the sale of our broadband test products business that provided test systems for testing lines and qualifying lines for digital subscriber line telephone networks, to Tollgrade Communications, Inc.

On November 30, 2005, we completed the sale of substantially all of the assets and certain of the liabilities of our interconnection systems products business that designed and manufactured backplane systems, printed circuit boards and high-speed, high-density connectors to Amphenol Corporation.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “TER.” Our principal executive offices are located at 600 Riverpark Drive, North Reading, Massachusetts 01864, and our telephone number is (978) 370-2700.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Fiscal Year Ended
	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2008
Ratio of earnings to fixed charges (1)(2)	6.71x	—	13.74x	11.87x	—

(1)	The ratio of earnings to fixed charges is calculated by dividing (a) earnings from continuing operations before income taxes plus fixed charges, by (b) fixed charges. Earnings from continuing operations before income taxes for the year ended December 31, 2008 includes: (i) a goodwill impairment charge of $333.3 million, (ii) the results of operations of Nextest from January 24, 2008 and (iii) the results of operations of Eagle Test from November 14, 2008. Fixed charges consist of interest expense and an estimate of the interest within rental expense.
(2)	Due to Teradyne’s loss for the years ended December 31, 2008 and December 31, 2005, the ratio of earnings to fixed charges in such periods was less than 1:1. (Loss) income from continuing operations before income taxes was insufficient to cover fixed charges by $386.0 million and $83.4 million, respectively, in those periods.

USE OF PROCEEDS

We intend to use the net proceeds from this offering as set forth in the accompanying prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the notes in and outside the United States (i) through underwriters or dealers, (ii) directly to purchasers or (iii) through agents. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the notes from us;

•	the net proceeds to us from the sale of the notes;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the notes for their own account. The underwriters may resell the notes from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer notes to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the notes if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the notes sold for their account may be reclaimed by the syndicate if such notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of the notes, we will sell the notes to them as principals. They may then resell those notes to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the notes directly. In this case, no underwriters or agents would be involved. We may also sell the notes through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the notes, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the notes directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those notes. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase notes from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the notes will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP. Unless the applicable prospectus supplement indicates otherwise, the underwriters will be represented by Cravath, Swaine & Moore LLP.

EXPERTS

The financial statements and the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Teradyne, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Nextest Systems Corporation and Eagle Test Systems businesses Teradyne acquired as of December 31, 2008, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Eagle Test Systems, Inc. as of and for the year ended September 30, 2008 incorporated in this prospectus by reference to our Current Report on Form 8-K/A dated November 14, 2008 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$175,000,000

TERADYNE, INC.

4.50% Convertible Senior Notes

Due 2014

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Merrill Lynch & Co.